Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

By and among

CURO RECEIVABLES FINANCE I, LLC

as Borrower

VICTORY PARK MANAGEMENT, LLC

as Agent

Each of the financial institutions

now or hereafter a party hereto

as Lenders

[****] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

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EXHIBITS

Exhibit A:	Form of Annual Compliance Certificate
Exhibit B:	Form of Monthly Statement
Exhibit C:	Form of Request for Advance
Exhibit D:	Credit Policy
Exhibit E:	Form of Borrowing Base Certificate
Exhibit F:	Form of Funds Release Request

SCHEDULES

Schedule I:	Lenders
Schedule II:	Permitted Indebtedness
Schedule III:	Permitted Liens
Schedule 4.2:	Organization and Good Standing
Schedule 4.7:	Litigation
Schedule 4.12:	Investments
Schedule 4.16:	Business Locations
Schedule 4.17:	Equity Interests
Schedule 4.23:	Deposit Accounts

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LOAN AGREEMENT

This LOAN AGREEMENT is made as of November 17, 2016 by and among CURO RECEIVABLES FINANCE I, LLC, a Delaware limited liability company (“Borrower Agent”), and such other Persons joined hereto from time to time after the date hereof as borrowers with the prior written consent of Agent (collectively with Borrower Agent, the “Borrowers” and each individually is referred to as a “Borrower”), VICTORY PARK MANAGEMENT, LLC, as agent for Lenders and Holders (“Agent”), and the financial institutions from time to time party hereto (collectively, the “Lenders” and each individually is referred to as a “Lender”).

BACKGROUND

Borrowers have requested and Agent and Lenders have agreed to make available to Borrowers a senior secured revolving and term credit facility in the initial amount of the Maximum Principal Amount, all on terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. The terms defined in this Section 1.1, whenever used and capitalized in this Agreement shall, unless the context otherwise requires, have the respective meanings herein specified.

“Acceptance Date” has the meaning assigned to that term in Section 10.8(c).

“Advance(s)” means each Revolving Loan Advance and the Term Loan Advance.

“Advance Rate” means, 80%; provided, however, that at any time during which a Level I Trigger Event has occurred and is continuing the Advance Rate shall be 70%.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Notwithstanding anything to the contrary herein or in any other Credit Document, the term “Affiliate” shall not include any entity that would otherwise qualify as an Affiliate solely by reason of the FFL Group’s ownership interest in the Curo Entities, other than each Curo Entity or a Subsidiary of a Curo Entity; and provided, further, that Ad Astra Recovery Services Inc. shall not be considered an Affiliate of Borrower, Guarantor, any Originator or any Curo Entity.

“Agent” has the meaning assigned to that term in the preamble.

“Aggregate Eligible Receivables” mean Eligible Receivables and “Eligible Receivables” as defined and financed under the Bridge Credit Agreement.

“Aggregate Online Receivables” means Online Receivables and “Online Receivables” as defined and financed under the Bridge Credit Agreement.

“Aggregate Title Receivables” mean Title Receivables and “Title Receivables” as defined and financed under the Bridge Credit Agreement.

“Agreement” means this Loan Agreement and all exhibits and schedules hereto, as the same may be amended, modified or supplemented from time to time.

“Annual Compliance Certificate” means a certificate in the form of Exhibit A attached hereto and made a part hereof.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, such as the USA PATRIOT Act and other laws administered by the U.S. Department of the Treasury Financial Crimes Enforcement Network.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender or Holder and an assignee Lender or Holder, accepted by Agent, in accordance with Section 10.8 in form and substance satisfactory to Agent (in its sole and absolute discretion).

“Backup Servicer” means a Person, reasonably satisfactory to Agent, that the Borrowers have appointed and that is providing backup servicing and its permitted successors and assigns reasonably satisfactory to Agent.

“Backup Servicing Agreement” means the Backup Servicing Agreement among the Servicer, Backup Servicer and Borrower Agent as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Bankruptcy Code” means the United States Bankruptcy Code as now constituted or hereafter amended and any similar statute or law affecting the rights of debtors.

“Base Rate” means the greater of (i) 1.00% and (ii) the LIBOR Rate.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the board of directors, managers or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Books and Records” means all of Credit Parties’ original ledger cards, payment schedules, credit applications, contracts, lien and security instruments, guarantees relating in any way to the Collateral and other books and records or transcribed information of any type, whether expressed in electronic form in tapes, discs, tabulating runs, programs and similar materials now or hereafter in existence relating to the Collateral.

“Borrower Agent” has the meaning assigned to that term in the preamble.

“Borrower Parties” means the Borrowers, Guarantors and the Curo Entities.

“Borrower(s)” has the meaning assigned to that term in the preamble.

“Borrowers’ Loan Account” has the meaning assigned to that term in Section 2.1.

“Borrowing Base” means, as of the date of determination, an amount equal to (a) the product of (i) the Advance Rate and (ii) the Principal Receivables balance of the sum of all of the Eligible Receivables minus (b) the Facilities Excess Concentration Amount.

“Borrowing Base Certificate” means a certificate, substantially in the form of Exhibit E, executed by an officer of each Borrower and delivered to the Agent, which sets forth the calculation of the Borrowing Base, including a calculation of each component thereof.

“Borrowing Base Deficiency” means, as of the date of determination, an amount equal to (a) the sum of the aggregate unpaid principal amount of all Revolving Loan Advances and all Term Loan Advances minus (b) the Borrowing Base.

“Bridge Credit Agreement” shall mean the Short-Term Credit Agreement, dated as of November 17, 2016, by and among Curo Financial Technologies Corp., Curo Intermediate, the Lenders party thereto from time to time, and the Agent.

“Bridge Notes” shall mean “Notes” as defined in the Bridge Credit Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which national banks are authorized by law to close including, without limitation, United States federal government holidays.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency or instrumentality of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state, territory or commonwealth of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state, territory or commonwealth of the United States, (d) any dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state, territory or commonwealth thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management System” has the meaning assigned to that term in Section 6.17(b).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of Holdings;

(3) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of Holdings;

(4) after an initial public offering of Holdings or any direct or indirect parent of Holdings, the first day on which a majority of the members of the Board of Directors of Holdings, Curo Intermediate, the Borrower Agent or any Guarantor are not Continuing Directors;

(5) the consummation of the first transaction (including any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the “beneficial owner” (as defined above), directly or indirectly, of more of the voting stock of Holdings than is at that time beneficially owned by the Permitted Holders in the aggregate (except that for purposes of this clause (5) such Permitted Holders shall be deemed to have “beneficial ownership” of all shares of voting stock that such Permitted Holders have the right to acquire, whether such right is exercisable immediately or only after the passage of time); provided, that such transaction shall not constitute a Change of Control unless such “person” then owns, directly or indirectly, in the aggregate, more than 35% of the voting stock of Holdings; or

(6) the first day on which Holdings ceases to “beneficially own” (as defined above) 100% of the outstanding voting stock of Curo Financial Technologies Corp., Curo Intermediate, any Guarantor or the Borrower Agent.

“Charged-Off Receivables” means any Receivable or Curo Receivable, as applicable, which has principal, interest or fees that has been delinquent for 30 days or charged off or deemed uncollectible by the Servicer or related Originator, as applicable, pursuant to the Credit Policy.

“Closing Date” means November 17, 2016.

“Closing Fee” means the fee pursuant to Section 2.9(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and regulations with respect thereto in effect from time to time.

“Collateral” means “Collateral” as defined in the Guaranty and Security Agreement.

“Collateral Assignment” means that certain letter agreement regarding the collateral assignment of servicing and collection rights dated on or about the date hereof among the Agent, Borrower Agent and the Servicer, as amended, modified, restated or extended from time to time.

“Collection Account” has the meaning assigned to that term in Section 2.13(a).

“Collection Account Bank” means any account control bank reasonably acceptable to the Agent, which initially shall be Wells Fargo Bank, National Association.

“Collection Agency” means Ad Astra Recovery Service, Inc. or such other replacement collection agency that may be appointed with the prior written consent of the Agent.

“Collection Agency Agreement” means that certain Collection Agency Agreement dated on or about the date hereof between Borrower and Collection Agency.

“Collections” means payment of principal, interest and fees on Receivables, the cash and non-cash proceeds realized from the enforcement of such Receivables and any security therefor, or the Collateral, proceeds of credit, group life or non-filing insurance, or proceeds of insurance on any real or personal property which is part of the collateral for the Receivables.

“Commitment(s)” means the Revolving Loan Commitment and the Term Loan Commitment.

“Commitment Percentage(s)” means, for any Lender, the Revolving Loan Commitment Percentage and the Term Loan Commitment Percentage.

“Commitment Termination Fee” means, a fee in the following amount: (i) for a Commitment termination occurring between the Closing Date and the twenty-four month anniversary of the Closing Date, an amount equal to the sum of (1) the product of (A) the number of days from the date of such Commitment termination until the twenty-four month anniversary of the Closing Date divided by 360 days and (B) the product of the aggregate principal amount of the Commitments being terminated and the Loan Interest Rate, and (2) the product of (A) 3.0% and (B) the aggregate principal amount of the Commitments being terminated; (ii) for a Commitment termination occurring after the twenty-four month anniversary of the Closing Date and on or prior to the thirty month anniversary of the Closing Date, the product of (A) 3.0% and (B) the aggregate principal amount of the Commitments being terminated and (iii) for a Commitment termination occurring after the thirty month anniversary of the Closing Date, none.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Competitors” means the following Persons and their Subsidiaries and Affiliates: Enova International, Inc., Elevate Credit, Inc., TMX Finance LLC (f.k.a TitleMax Holdings, LLC), CNG Holdings - CNG Holdings, Inc., Advance America (including Grupo Elektra, the Mexican parent of Advance America) - Advance America, Cash Advance Centers Inc. (Parent: Grupo Salinas), Check Into Cash, Inc. (Parent: CreditCorp), Community Choice Financial, Inc., QC Holdings, Inc., DFC Global Corp., Wheels Financial Group, LLC d/b/a LoanMart, Avant, Inc., OneMain Holdings, Inc. (f.k.a Springleaf Holdings, Inc.) (Parent: Springleaf Financial Holdings, LLC.), NCP Finance Limited Partnership (Parent: NCP Holdings, L.P), Integrity Texas Funding, LP (Parent: The Capital Corporation) and Ivy Management, LLC.

“Consumer Finance Laws” means all applicable laws, regulations, interpretations and guidance, federal, state and local, relating to the extension of consumer credit, and the creation of a security interest in personal property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, any privacy laws, the Electronic Signatures in Global and National Commerce Act, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission’s Rules and Regulations and Regulations B, E and Z of the Consumer Financial Protection Bureau, as any of the foregoing may be amended from time to time.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Holdings, Curo Intermediate, the Borrower Agent or any Guarantor (as applicable) who (1) was a member of such Board of Directors on the date of this Agreement or (2) was (x) nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the directors who were members of such Board of Directors on the date of this Agreement or whose nomination or election to the Board of Directors was previously so approved or (y) designated or appointed, directly or indirectly, by the Permitted Holders.

“Contractual Obligation” means, as to any Person, any provision of any security (whether in the nature of Stock or otherwise) issued by such Person or of any written agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Credit Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means, collectively, (a) that certain deposit account control agreement dated on or about the date hereof among the Borrower, Agent and Collection Account Bank and (b) any other deposit account control agreement entered into among one or more of the Borrowers, Agent and a financial institution, as each may be amended, modified, restated or extended from time to time.

“Costs and Expenses” mean all costs incurred by Agent, Lenders, Holders and Senior Participant in connection with the transaction contemplated herein up to and including the Closing Date, including, without limitation, legal fees, advisor fees, consultant fees, costs and expenses, collateral valuations, appraisals, surveys, field examinations, third party diligence, lien searches, filing fees, and all other out-of-pocket costs and expenses in any way related to the transaction contemplated herein, and the enforcement and collection thereof.

“Credit Documents” means this Agreement, the Notes, the Control Agreements, the Custodian Agreement, the Guaranty and Security Agreement, the Loan Sale Agreement, the Loan Transfer Agreement, the Collateral Assignment, the Servicing Agreement, the Backup Servicing Agreement and any and all additional documents, instruments, agreements and other writings executed and delivered pursuant to or in connection with this Agreement, as each may be amended, modified, restated or extended from time to time.

“Credit Party” means each Borrower and each Guarantor.

“Credit Policy” means, with respect to each Originator, the applicable credit policy for the Receivables as in effect on the Closing Date, as attached hereto as Exhibit D (collectively, as amended to the extent permitted under this Agreement).

“Cumulative Net Loss” means, as of any date of determination and with respect to any Vintage Pool, the aggregate principal amount of related Curo Receivables in such Vintage Pool that have become Charged-Off Receivables or otherwise liquidated, net of all liquidation proceeds and other recoveries with respect to such Curo Receivables, during the period beginning on the applicable date of origination through the end of the ninth completed fiscal month.

“Cumulative Net Loss Rate” means, as of any date of determination and with respect to any Vintage Pool, a rate, expressed as a percentage equal to a fraction, (I) the numerator of which is the aggregate Cumulative Net Loss with respect to all related Curo Receivables in such Vintage Pool and (II) the denominator of which is the aggregate principal balance of all Curo Receivables in such Vintage Pool at the time of origination; provided, that the Cumulative Net Loss Rate shall not be calculated for any Vintage Pool (and shall not be measured hereunder) unless and until nine completed fiscal months have occurred following the origination of such Vintage Pool.

“Cumulative Net Losses – In-Store Receivables” means, with respect to any Vintage Pool, the Cumulative Net Loss Rate of the In-Store Receivables included in such Vintage Pool.

“Cumulative Net Losses – Online Receivables” means, with respect to any Vintage Pool, the Cumulative Net Loss Rate of the Online Receivables included in such Vintage Pool.

“Cumulative Net Losses – Title Receivables” means, with respect to any Vintage Pool, the Cumulative Net Loss Rate of the Title Receivables included in such Vintage Pool.

“Curo Concentration Account” means that certain deposit account established and maintained by Curo Intermediate, which shall initially be a deposit account at Wells Fargo Bank, National Association with the account number 6540.

“Curo Entities” means, collectively, Curo Group Holdings Corp., Curo Financial Technologies Corp. and Curo Intermediate.

“Curo Intermediate” means Curo Intermediate Holdings Corp.

“Curo Receivables” means the indebtedness and other obligations originally owed to any Originator in connection with any and all liens, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing unsecured multi-pay consumer installment loans and auto title loans made, and/or time sale transactions or acquired by an Originator which were originated in accordance with the Credit Policy and, in the case of auto title loans, the repayment of which is secured by a perfected first priority security interest in a motor vehicle.

“Custodian” means one or more Person(s) as custodian under one or more Custodian Agreement that is reasonably acceptable to Agent.

“Custodian Agreement” means one or more Custodian Agreement(s) dated as of the dates thereof by and among Agent, Borrowers, Guarantors and Custodian, as the same may be amended, modified, restated or extended from time to time, that is reasonably acceptable to Agent.

“Debt” means as of the date of determination, all outstanding indebtedness including without limitation (a) all loans made hereunder to Borrowers; (b) accounts payable as of the date of determination (other than trade payables in the ordinary course of business); (c) mortgages; (d) debenture instruments, and other instruments, including all accruals of interest and fees related thereto; and (e) all other obligations of a Person, which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise).

“Debt-to-Equity Ratio” means with respect to each Borrower, at any time, the ratio between (i) the aggregate amount of Debt, liabilities and other obligations of each Borrower (including the Obligations), determined in accordance with GAAP, at such time, and (ii) the sum of (A) the aggregate amount of capital contributions made to the Borrowers and retained earnings of the Borrowers, determined in accordance with GAAP, in each case, as of such time reduced by (B) the aggregate amount of cash distributions made by Curo Intermediate to any of its shareholders as of such time.

“Default” means an event, condition or circumstance which, with the giving of notice or the passage of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” has the meaning assigned to that term in Section 2.7.

“Dissenting Lender” has the meaning assigned to that term in Section 10.2(a).

“Distributions” means payments by Borrowers, or on behalf of Borrowers, which constitute redemptions, repurchases, dividends or distributions of any kind with respect to a Borrower’s equity interests or any warrants, rights or options to purchase or otherwise acquire any shares of a Borrower’s equity interests; provided, Distributions shall be deemed not to include any payments by Borrowers with respect to amounts received pursuant to clause “Seventh” of Section 2.4, whether in the form of cash dividends, distributions or payment of purchase price for Receivables to be included in the Collateral.

“Eligible Receivables” means, as of the date of determination, Receivables (net of unearned interest, fees, unearned discounts, insurance commissions, reserves and holdbacks thereon) that are Receivables designated as product type M in Curo Intermediate’s system, and solely in the case of Title Receivables, Receivables which are Chattel Paper, and which conform to the warranties set forth in Section 4.1, in which Agent has a validly perfected first priority Lien, and which are not any of the following:

(a) Receivables that are 30 days delinquent or are otherwise Charged-Off Receivables;

(b) Receivables to employees, affiliates (other than their employees) or shareholders other than on an arm’s length basis;

(c) Receivables with respect to which the account debtor is not a natural person domiciled in the United States;

(d) Receivables not denominated in U.S. Dollars;

(e) Receivables involved in litigation or subject to legal, bankruptcy or insolvency proceedings or Receivables with obligors subject to bankruptcy or insolvency proceedings;

(f) Receivables with a balloon payment and/or Receivables that are non-amortizing accounts with 3 or more monthly payments;

(g) Receivables with terms in excess of 48 months;

(h) Receivables originated, acquired or participated in that are not in compliance with the Credit Policy, the Installment Loan Program of Curo Intermediate or the Originators’ underwriting guidelines;

(i) Receivables that violate applicable consumer protection state or usury laws in any material respect;

(j) Receivables where the obligor has missed the first scheduled payment of principal, interest or any other costs, fees and expenses;

(k) Receivables with respect to which any obligations of the related Originator or any assignee thereof to fund additional advances or other amounts remains outstanding;

(l) Receivables that are subject to assignment or confidentiality restrictions applicable to the related Originator or Borrower;

(m) Receivables made to residents in states where the related Originator was not licensed or registered as required by applicable state law when such loan was made;

(n) Receivables that are single-pay accounts requiring repayment in a single payment;

(o) Receivables that are “open-ended” or are able to roll or defer with respect to maturity date;

(p) Unsecured Receivables with a principal amount greater than $5,000;

(q) Title Receivables with a principal amount greater than $25,000;

(r) Receivables that have been modified in any respect, excluding immaterial modifications not impacting the existing economics or payment schedule of the loan by more than fifteen (15) days;

(s) Receivables where any Borrower Party acts or acted as a “credit services organization” or “credit access business”, each as defined by relevant state statutes; provided, that if a Borrower Party acts or acted as a “credit services organization” or “credit access business” with respect to a particular state, only the Receivables generated as a result of such license or registration shall not qualify as Eligible Receivables pursuant to this clause; or

(t) Receivables originated in the states of Colorado, Illinois, Nevada, South Carolina, Wisconsin and such other states where Borrower is prevented by applicable Requirements of Law from acquiring, holding and enforcing consumer loans without the grant of a necessary license or approval from any applicable Governmental Authority; provided, in any such state where the Borrower has received such license or approval as evidenced by a license, permit, authorization, certificate or other similar document evidencing the same from a Governmental Authority, then such state will be deemed to be removed from this clause (t) as of the business day immediately following the effective date of such document evidencing such license or approval.

“Environmental Control Statutes” means any applicable federal, state, county, regional or local laws governing the control, storage, removal, spill, release or discharge of Hazardous Substances, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Hazardous Materials Transportation Act, the Emergency Planning and Community Right to Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990, any similar or implementing state law, and in each case including all amendments thereto, all binding rules and regulations promulgated thereunder and requirements in permits issued in connection therewith.

“EPA” means the United States Environmental Protection Agency, or any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, all amendments thereto, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Borrower is treated as a single employer under Section 414(b) or (c) of the Code or, solely with respect to Section 412 of the Code, Section 414(m) or (o) of the Code.

“Event of Default” has the meaning assigned to that term in Article 8 of this Agreement.

“Excess Concentration Amounts” shall include the following:

(a) Aggregate Eligible Receivables where the original term is greater than 9 months in excess of 75% of the Principal Receivables balance of all Aggregate Eligible Receivables as of such date;

(b) The Principal Receivables balance of the Aggregate Title Eligible Receivables in excess of 55% of the Principal Receivables balance of all Aggregate Eligible Receivables as of such date;

(c) The Principal Receivables balance of the second-lien Aggregate Title Eligible Receivables in excess of 35% of the Principal Receivables balance of all Aggregate Eligible Receivables as of such date;

(d) The Principal Receivables balance of the Aggregate Title Eligible Receivables with the lowest interest rate until the weighted average interest rate of all the remaining Aggregate Title Eligible Receivables (i.e., excluding such lowest interest rate Aggregate Title Eligible Receivables) is at or above 95%;

(e) The Principal Receivables balance of the Aggregate Eligible Receivables constituting unsecured Aggregate Eligible Receivables with the lowest interest rate until the weighted average interest rate of all the remaining Aggregate Eligible Receivables constituting unsecured Aggregate Eligible Receivables (i.e., excluding such lowest interest rate Aggregate Eligible Receivables) is at or above 200%

(f) The Principal Receivables balance of the Aggregate Eligible Receivables with the lowest FICO score until the weighted average FICO score of all the remaining Aggregate Eligible Receivables (i.e., excluding such lowest FICO score Aggregate Eligible Receivables) is at or above 575;

(g) The Principal Receivables balance of the Aggregate Eligible Receivables with the longest original term until the weighted average original term to maturity of all the remaining Aggregate Eligible Receivables (i.e., excluding such longest original maturity Aggregate Eligible Receivables) is at or below 30 months;

(h) The Principal Receivables balance of the Aggregate Eligible Receivables with the highest original principal balance until the average original principal balance of the remaining Aggregate Eligible Receivables (i.e., excluding such highest original principal balance Aggregate Eligible Receivables) is at or below $800;

(i) Aggregate Eligible Receivables where the applicable obligors have monthly income less than $2,000 in excess of 30% of the Principal Receivables balance of all Aggregate Eligible Receivables as of such date;

(j) Aggregate Online Eligible Receivables in excess of 30% of the Principal Receivables balance of all Aggregate Eligible Receivables as of such date; or

(k) Aggregate Eligible Receivables originated in the State of California in excess of 60% of the Principal Receivables balance of all Aggregate Eligible Receivables as of such date.

“Excluded Property” has the meaning assigned to that term within the definition of “Collateral” in Section 1.1.

“Excluded Rights and Obligations” has the meaning assigned to the term in Section 10.8(j).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent or any Lender or Holder or required to be withheld or deducted from a payment to Agent or any Lender or Holder, (a) Taxes imposed on or measured by net income (in each case, however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of any Lender or Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender or Holder with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender or Holder acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.10(b)), (ii) such Lender or Holder changes its lending office (other than pursuant to Section 10.17(j)) or (iii) in the case of a Foreign Lender or Foreign Holder that is not the beneficial owner of some or all payments received by it under this Agreement, any beneficial interest in any of its rights hereunder is assigned or transferred (other than pursuant to an assignment request by the Borrowers under Section 2.10), except in each case to the extent that, pursuant to Section 10.17, amounts with respect to such Taxes were payable either to such Lender’s or Holder’s assignor (or in the case of an assignment or transfer of a beneficial interest in a Foreign Lender or Foreign Holder that is not the beneficial owner of some or all payments received by it under this Agreement, to such Foreign Lender or Foreign Holder with respect to the assigned or transferred beneficial interest) immediately before such Lender or Holder became a party hereto or to such Lender or Holder immediately before it changed its lending office, (c) Taxes attributable to such Person’s failure to comply with Section 10.17(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facilities Excess Concentration Amount” means the product of (a) the Excess Concentration Amount and (b) the Facilities Percentage.

“Facilities Percentage” means an amount equal to (a) the outstanding principal balance of the Notes divided by (b) the sum of (i) the amount in the foregoing clause (a) and the outstanding principal balance of the Bridge Notes.

“Facility Availability” means, with respect to any date of determination prior to the Termination Date, an amount equal to (i) all Collections on deposit in the Collection Account minus (ii) the total amount of funds estimated to be distributed pursuant to clauses First through Fourth of Section 2.4(a) on the immediately succeeding Payment Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement and laws, regulations or official administrative guidance implementing such intergovernmental agreements.

“FFL Group” means (i) Friedman Fleischer & Lowe, LLC and its Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any Person listed in clause (i), but excluding any portfolio companies (other than any Curo Entity or any Subsidiary of a Curo Entity) of any such Person.

“Fiscal Year” means any of the annual accounting periods of Borrowers ending on December 31 of each year.

“Foreclosure Sale” has the meaning specified in Section 9.4.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of the Code section 7701(a)(30).

“Foreign Holder” means any Holder than is not a United States person within the meaning of the Code section 7701(a)(30).

“Founders” means each of (i) Doug Rippel, (ii) Chad Faulkner, (iii) Mike McKnight, (iv) Joseph Genova, (v) the J.P. Genova Family Trust and (vi) any (a) spouse or lineal descendent (whether natural or adopted) of any Person listed in clauses (i) through (v) or (b) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or any of the Persons referred to in the immediately preceding clause (a).

“Funds Release Request” means a notice substantially in the form of Exhibit F.

“GAAP” means generally accepted accounting principles applied on a consistent basis, in the United States of America. The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, or, in the event of a material change in any accounting principle from that observed in any previous period (i) financial reports covering preceding periods during the term of this Agreement are restated to reflect such change and provide a consistent basis for comparison among periods and (ii) the financial covenants set forth in Section 6.4 shall be adjusted as determined by Agent to reflect similar performance standards as those measured by the existing covenants using the previously observed accounting principles.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee regulatory matters.

“Guarantors” means (a) CURO Receivables Holdings I, LLC and all of its current and future Subsidiaries (other than the Borrowers), whether or not wholly-owned, and (b) any other Persons from time to time that are parties to the Guaranty and Security Agreement.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement dated on or about the date hereof among Guarantors, Borrowers and Agent, as may be amended, modified, restated or extended from time to time.

“Hazardous Substance” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance regulated under Environmental Control Statutes due to its dangerous or deleterious properties or characteristics, including without limitation petroleum and items defined in Environmental Control Statutes as “hazardous substances,” “hazardous wastes,” “pollutants” or “contaminants.”

“Hedging Agreement” means an agreement relating to any interest rate hedge, exchange, swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk (including, without limitation, any ISDA Master Agreement).

“Holder” means a holder of a Note.

“Holdings” means Curo Group Holdings Corp., a Delaware corporation.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment (or amount payable) made by or on account of any obligation of the Borrowers under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“In-Store Eligible Receivables” means all In-Store Receivables that meet the definition of an Eligible Receivable.

“In-Store Receivables” means all Receivables that were originated (and, for the avoidance of doubt, fully funded) in a brick and mortar store front location of the Originators in accordance with applicable Requirements of Law.

“Intangible Assets” means all assets of any Person which would be classified in accordance with GAAP as intangible assets, including without limitation (a) all franchises, licenses, permits, patents, applications, copyrights, trademarks, trade names, goodwill, experimental or organization expenses and other like intangibles, and (b) unamortized debt discount and expense and unamortized stock discount and expense.

“Key Person” has the meaning specified in Section 8.12.

“Lender(s)” has the meaning assigned to that term in the preamble.

“Level I Trigger Event” means the occurrence of any of the following:

(a) Maximum Cumulative Net Loss Rate – In-Store Receivables: the Cumulative Net Losses – In-Store Receivables as of the last day of any fiscal month, is greater than 24.2%;

(b) Maximum Cumulative Net Loss Rate – Online Receivables: the Cumulative Net Losses – Online Receivables as of the last day of any fiscal month, is greater than 56.8%; or

(c) Maximum Cumulative Net Loss Rate – Title Receivables: the Cumulative Net Losses – Title Receivables as of the last day of any fiscal month, is greater than 25.0%;

provided, however, that any Level I Trigger Event may be cured if such Level I Trigger Event or any other Level I Trigger Event does not exist for two (2) consecutive fiscal months following the period during which such Level I Trigger Event occurred.

“Level II Trigger Event” means the occurrence of any of the following:

(a) Maximum Cumulative Net Loss Rate – In-Store Receivables: the Cumulative Net Losses – In-Store Receivables as of the last day of any fiscal month, is greater than 26.2%;

(b) Maximum Cumulative Net Loss Rate – Online Receivables: the Cumulative Net Losses – Online Receivables as of the last day of any fiscal month, is greater than 61.5%; or

(c) Maximum Cumulative Net Loss Rate – Title Receivables: the Cumulative Net Losses – Title Receivables as of the last day of any fiscal month, is greater than 27.1%.

“LIBOR Rate” means the three (3) month London Interbank Offered Rate in effect two (2) Business Days prior to the date an Advance is to be made as found in the Wall Street Journal, Interactive Edition, or any successor edition or publication; provided any change in the LIBOR Rate during a calendar month that exists as of the last Business Day of a calendar month shall take effect for purposes of Section 2.6 hereof on the first (1st) day of the immediately following month.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including without limitation any conditional sale or title retention arrangement, and any collateral assignment, deposit arrangement or lease intended as, or having the effect of, security but excluding the interests of a lessor under operating leases.

“Loan Interest Rate” has the meaning assigned to that term in Section 2.6(a).

“Loan(s)” means each Revolving Loan and the Term Loan.

“Loan Sale Agreement” means the Loan Sale Agreement dated on or about the date hereof between the Guarantor and the Originators.

“Loan Transfer Agreement” means the Loan Transfer Agreement dated on or about the date hereof between the Guarantor and the Borrower Agent.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by Borrowers or any of them.

“Material Adverse Change” means any development, event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(a) has, had or reasonably could be expected to have a material adverse effect upon or material adverse change in (i) the legality, validity or enforceability of this Agreement or any other Credit Document, (ii) the status, perfection or priority of any Lien granted to Agent, any Lender or any Holder under any of the Credit Documents, (iii) the value, validity, enforceability or collectability of 15% or more of the Receivables or the other Collateral (measured in both cases by the outstanding amount of the Receivables or other Collateral), (iv) the rights and remedies of the Agent, Lenders or Holders under the Credit Documents, or (v) the business, properties, assets, operations, the collateral, results of operations, or financial condition of any Borrower; or

(b) has materially impaired or reasonably could be expected to materially impair the ability of any Borrower to perform any of the Obligations or the ability of any party to the Credit Documents to perform its obligations under, or to consummate the transactions contemplated under, the Credit Documents.

“Maturity Date” means the earlier of (a) the fifth (5th) anniversary of the Closing Date and (b) such date as the unpaid principal balance of all outstanding Notes becomes due and payable in accordance with the terms hereunder. Upon the written agreement of Borrowers, Agent, each Lender and each Holder, the date specified in clause (a) of this definition may be extended.

“Maximum Principal Amount” means the sum of (a) the Revolving Loan Maximum Principal Amount and (b) the Term Loan Maximum Principal Amount.

“Modification” has the meaning specified in Section 6.22.

“Monthly Statement” means the certificate in substantially the form of Exhibit B attached hereto and made a part hereof.

“Net Loss” means, as of any date of determination and with respect to any Vintage Pool, the aggregate principal amount of Curo Receivables in such Vintage Pool that have become Charged-Off Receivables or otherwise liquidated, net of all liquidation proceeds and other recoveries with respect to such Curo Receivables, during the most recently completed fiscal month.

“New Borrower” has the meaning specified in Section 7.16.

“New Credit Facility” has the meaning specified in Section 7.16.

“New Credit Facility Opportunity” has the meaning specified in Section 7.16.

“New Credit Facility ROFR Notice” has the meaning specified in Section 7.16.

“Notes” mean collectively, the Revolving Loan Notes and the Term Loan Notes.

“Obligations” means each and every draft, liability and obligation of every type and description which Borrowers may now or at any time hereafter owe to Agent, Holders and Lenders arising under this Agreement, the Notes, any fee letter or any other Credit Document, including without limitation, all Loans (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving Agent and/or any Lender or Holder alone or in a transaction involving other creditors of Borrowers, or any of them, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several).

“OFAC” has the meaning specified in Section 4.24.

“Online Eligible Receivables” means all Online Receivables that meet the definition of an Eligible Receivable.

“Online Receivables” means all Receivables that were originated (and, for the avoidance of doubt, fully funded) by the Originators through an online platform in accordance with applicable Requirements of Law.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Originators” mean A Speedy Cash Car Title Loans, LLC, Advance Group, Inc., Cash Colorado, LLC, Concord Finance, Inc., FMMR Investments, Inc., Galt Ventures, LLC, Principal Investments, Inc., SCIL, Inc., Speedy Cash, Speedy Cash Illinois, Inc., and Todd Car Title, Inc.

“Other Connection Taxes” means, with respect to the Agent, any Holder or any Lender, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, but excluding any Excluded Taxes and any Taxes that are Other Connection Taxes imposed with respect to an assignment or grant of a participation by a Lender or Holder hereunder (other than pursuant to a request by a Borrower under Section 2.10(b)).

“Participant” has the meaning assigned to that term in Section 10.8.

“Participant Register” has the meaning specified in Section 10.8(i).

“Participation Interest Rate” has the meaning assigned to that term in Section 2.6(a).

“Payment Date” has the meaning assigned to that term in Section 2.4.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Holders” means the Founders and the FFL Group.

“Permitted Indebtedness” means with respect to all of the Credit Parties, (i) borrowings from Agent, Lenders and Holders hereunder; (ii) obligations with respect to cash management services and other indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts and incurred in the ordinary course of business; (iii) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument or payment item drawn against insufficient funds in the ordinary course of business; and (iv) indebtedness consisting of endorsements for collection or deposit in the ordinary course of business.

“Permitted Liens” means with respect to all of the Credit Parties, (i) Liens granted to Agent by the Credit Parties pursuant to this Agreement; (ii) Liens for Taxes, assessments or other governmental charges not delinquent or being properly contested; (iii) normal and customary rights of setoff upon (A) deposits of cash in favor of Agent or the Lenders, if applicable, and (B) deposits of cash in favor of other banks and depository institutions arising as a matter of law or pursuant to customary deposit account agreements and other similar agreements, in each case encumbering deposits, on cash deposits to secure ACH/EDI transactions in the ordinary course of business; (iv) Liens arising by virtue of the rendition, entry or issuance against any Borrower, or any property of any Borrower, of any judgment, writ, order, or decree for so long as each such Lien does not give rise to an Event of Default hereunder; (v) mechanics’, workers’, carriers’, materialmen’s, warehousemen or landlords or other like Liens arising in the ordinary course of business with respect to obligations which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith; (vi) Liens on insurance proceeds and the unearned portion of insurance premiums incurred in the ordinary course of business in connection with the financing of insurance premiums; and (vii) extensions, renewals, or replacements of any Lien referred to above, provided that any Lien resulting from such extensions, renewals or replacements is limited to the assets originally encumbered by the Lien so extended, renewed or replaced.

“Person” means all natural persons, corporations, limited partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and federal and state governments and agencies or regulatory authorities and political subdivisions thereof, or any other entity.

“Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA, which is maintained in whole or in part for employees of Borrowers or with respect to which any Borrower has any liability (including on account of being considered a single employer with any ERISA Affiliate).

“Pre-Approved Replacement” means each of (a) Bill Baker, (b) Chad Faulkner, (c) Doug Rippel and (d) each other person proposed in writing by the Borrower Parties to the Agent and consented to by the Agent in writing, such consent not to be unreasonably withheld, conditioned or delayed.

“Prepayment Fee” means, a fee in the following amount: (i) for a prepayment of the Term Loan occurring between the Closing Date and the twenty-four month anniversary of the Closing Date, an amount equal to the sum of (1) the product of (A) the number of days from the date of such prepayment until the twenty-four month anniversary of the Closing Date divided by 360 days and (B) the product of the principal amount of the Term Loan being prepaid and the

Loan Interest Rate, and (2) the product of (A) 3.0% and (B) the principal amount of the Term Loan being prepaid; (ii) for a prepayment of the Term Loan occurring after the twenty-four month anniversary of the Closing Date and on or prior to the thirty month anniversary of the Closing Date, the product of (A) 3.0% and (B) the principal amount of the Term Loan being prepaid; and (iii) for a prepayment of the Term Loan occurring after the thirty month anniversary of the Closing Date until the Closing Date, none.

“Press Release” has the meaning assigned to that term in Section 10.16.

“Principal Only Assignment” has the meaning assigned to that term in Section 10.8(j).

“Principal Receivables” means with respect to Receivables as of any date of determination, the aggregate amount advanced under such Receivables less (i) amounts paid under such Receivables and attributable to principal pursuant to the terms thereof and (ii) unearned interest, unearned insurance commissions, unearned insurance premiums, and any other unearned income represented on the Credit Parties’ balance sheet.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Receivables” means the indebtedness and other obligations owed to any Borrower or any Guarantor in connection with any and all liens, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing unsecured multi-pay consumer installment loans and auto title loans made, and/or time sale transactions or acquired by a Borrower or a Guarantor which were originated in accordance with the Credit Policy and, in the case of auto title loans, the repayment of which is secured by a perfected first priority security interest in a motor vehicle.

“Register” has the meaning specified in Section 10.8(h).

“Regulatory Trigger Event” means (a) any Guarantor, any Borrower, any direct or indirect parent of any Borrower (including, but not limited to, the Curo Entities) or any Subsidiaries of any Borrower becomes the subject of any investigation, stay, order, ruling or judgment, issued by any Governmental Authority involving compliance of its business with Requirements of Law which is not satisfied, released, stayed, vacated or discharged within thirty (30) days of such Person’s knowledge thereof and, in either case, the effect, outcome or resolution of such action listed above would reasonably be expected to result in (i) in the case of any Borrower, a Material Adverse Change, or (ii) in the case of any Guarantor, any such direct or indirect parent or any such Subsidiary, a material adverse change in the business, properties, assets, operations, the collateral, results of operations, or financial condition of any such Person; or (b) the enactment of a usury cap applicable to the Receivables or the passage of any applicable State or Federal statute or regulation restricting the offering or sale of the Receivables which, in either case, would reasonably be expected to result in a Material Adverse Change in the sole discretion of Agent.

“Reinvestment Criteria” has the meaning assigned to that term in Section 2.5.

“Release Date” has the meaning assigned to that term in Section 5.3(b).

“Replacement Holder” has the meaning assigned to that term in Section 2.10(b).

“Replacement Lender” has the meaning assigned to that term in Section 2.10(b).

“Reportable Event” has the meaning assigned to that term in Section 4.13.

“Request for Advance” means the certificate in the form of Exhibit C attached hereto and made a part hereof or an online advance request.

“Requirements of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or products or to which such Person or any of its Property or products is subject. It is hereby acknowledged and agreed by the Credit Parties that “Requirements of Law” shall include, without limitation, from the effective date of any such rule, binding opinion or mandatory guideline, (a) the adoption of any final rule directly related to the proposed rule captioned 12 CFR Part 1041, Docket No. CFPB 2016-0025, RIN 3170-AA40 released by the Consumer Financial Protection Bureau on June 2, 2016, as of the effective date of such final rule and as such final rule may be amended, supplemented or otherwise modified from time to time, and (b) any other final rules, binding opinions or mandatory guidelines promulgated by the Consumer Financial Protection Bureau or any other Governmental Authority from time to time relating to credit (including, without limitation, consumer credit); servicing; disclosures; information security and privacy as such final rule, binding opinion or mandatory guideline may be amended, supplemented or otherwise modified from time to time.

“Restricted Payments” means payments by Borrowers, or any of them, which constitute a Distribution.

“Reviewing Parties” means the Agent, the Lenders, the Holders and their respective attorneys, officers, employees, representatives, consultants and agents.

“Revolving Loan” means the aggregate principal amount advanced by Lenders to Borrowers pursuant to Section 2.1 in respect of the senior secured revolving loan, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Revolving Loan Advance” means each advance of the Revolving Loan made to Borrowers pursuant to Section 2.1.

“Revolving Loan Commitment” means, with respect to each applicable Lender, the commitment of such Lender to make its portion of the Revolving Loan Advance in a principal amount up to each such Lender’s Revolving Loan Commitment Percentage of the Revolving Loan Maximum Principal Amount.

“Revolving Loan Commitment Percentage” means, for any Lender, the percentage identified as the Revolving Loan Commitment Percentage on Schedule I, as such percentage may be modified in connection with any assignment made in accordance with Section 10.8.

“Revolving Loan Maximum Principal Amount” means FORTY-FIVE MILLION DOLLARS ($45,000,000); provided, as additional states are removed from clause (t) of the definition of “Eligible Receivables,” upon the written agreement of the Borrower Agent and the Agent, the Revolving Loan Maximum Principal Amount shall be increased in an amount to be agreed upon by such parties; provided further, on the date that is six months after the Closing Date, the “Revolving Loan Maximum Principal Amount” shall mean SEVENTY MILLION DOLLARS ($70,000,000).

“Revolving Loan Notes” mean collectively, the promissory notes executed pursuant to this Agreement of Borrowers in favor of each Lender or Holder, as applicable, evidencing the joint and several obligation of Borrowers to repay the Revolving Loan, and any and all amendments, renewals, replacements or substitutions therefor, and each is referred to individually as a “Revolving Loan Note.”

“Schedule of Receivables and Assignment” means a schedule in form and substance acceptable to Agent to be submitted by Borrowers to Agent.

“SDN List” has the meaning specified in Section 4.24.

“Senior Participant” means a Person, satisfactory to the Agent in its sole discretion, acting as the “Senior Participant” under the Senior Participation Agreement and such Person’s permitted successors and assigns pursuant to such Senior Participation Agreement.

“Senior Participation Agreement” means one or more Participation Agreements among the Lenders, Holders, Agent, and Senior Participant, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Senior Participations” mean the “Participations”, if any, issued to the Senior Participant by certain of the Lenders and Holders pursuant to the Senior Participation Agreement.

“Servicer” means CURO Management, LLC.

“Servicing Agreement” means the Servicing Agreement dated on or about the date hereof among the Borrower Agent and the Servicer.

“Settlement Period” has the meaning assigned to that term in Section 2.7(c).

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, limited liability company interests or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of any entity means any corporation, limited liability company, partnership or other legal entity of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock or other equity interest having general voting power. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan” means the aggregate principal amount advanced by Lenders to Borrowers pursuant to Section 2.1 in respect of the senior secured term loan, together with interest accrued thereon and fees and costs incurred in connection therewith.

“Term Loan Advance” means each advance of the Term Loan made to Borrowers pursuant to Section 2.1.

“Term Loan Commitment” means, with respect to each applicable Lender, the commitment of such Lender to make its portion of the Term Loan Advance in a principal amount up to each such Lender’s Term Loan Commitment Percentage of the Term Loan Maximum Principal Amount.

“Term Loan Commitment Percentage” means, for any Lender, the percentage identified as the Term Loan Commitment Percentage on Schedule I, as such percentage may be modified in connection with any assignment made in accordance with Section 10.8.

“Term Loan Maximum Principal Amount” means EIGHTY MILLION DOLLARS $(80,000,000).

“Term Loan Notes” mean collectively, the promissory notes executed pursuant to this Agreement of Borrowers in favor of each Lender or Holder as applicable, evidencing the joint and several obligation of Borrowers to repay the Term Loan, and any and all amendments, renewals, replacements or substitutions therefor, and each is referred to individually as a “Term Loan Note.”

“Termination Date” means the earlier of: (a) the Maturity Date, as such date may be extended from time to time in accordance with the provisions of Section 2.4, or (b) the date on which the Commitments are terminated and the Loan becomes due and payable pursuant to Section 9.1.

“Title Eligible Receivables” means all Title Receivables that meet the definition of an Eligible Receivable.

“Title Receivables” means all Receivables that were originated by the Originators the repayment of which is secured by a perfected first priority security interest in a motor vehicle.

“Trailing Excess Yield” means, as of any date of determination, the average, for each of the three immediately preceding completed fiscal months, of the rate, (x) expressed as a percentage equal to a fraction, (a) the numerator of which is the sum of Collections constituting principal with respect to all Curo Receivables for such fiscal month, and (b) the denominator of which is the aggregate principal balance of all Curo Receivables at the opening of such fiscal month and (y) multiplied by 12.

“Trailing Net Loss Rate” means, as of any date of determination, the average, for each of the three immediately preceding completed fiscal months, of the rate, (x) expressed as a percentage equal to a fraction, (a) the numerator of which is the Net Loss with respect to all Curo Receivables for such fiscal month, and (b) the denominator of which is the aggregate principal balance of all Curo Receivables at the opening of such fiscal month and (y) multiplied by 12.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unused Commitment Fee” means the fee pursuant to Section 2.9(b).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Vintage Pool” means and refers to, at any given time, all Curo Receivables that were originated in a particular calendar month. By way of example, and not by way of limitation, all Curo Receivables that were originated in June 2016 shall constitute one Vintage Pool for the calendar month that ended on June 30, 2016; all Curo Receivables that were purchased in July 2016 shall constitute one Vintage Pool for the calendar month that ended on July 31, 2016; all Curo Receivables that were purchased in August 2016 shall constitute one Vintage Pool for the calendar month that ended on August 31, 2016; and so on.

Section 1.2 Rules of Construction.

(a) Accounting Terms. Except as otherwise provided herein, financial and accounting terms used in the foregoing definitions or elsewhere in this Agreement shall be defined in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrowers shall be given effect for purposes of measuring compliance with any provision of Article 6 or Article 7 unless the Borrower Agent and Agent agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, the compliance certificate and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. For purposes of this Agreement, any obligations of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person under GAAP as in effect as of the Closing Date shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

(b) Uniform Commercial Code. Except as otherwise provided herein, terms used in the foregoing definitions or elsewhere in this Agreement that are defined in the Uniform Commercial Code, including without limitation, “Accounts”, “Deposit Accounts”, “Documents”, “Instruments”, “Investment Property”, “General Intangibles”, “Chattel Paper”, “Inventory”, “Goods”, “Equipment”, “Fixtures”, “Supporting Obligations”, and “Letter of Credit Rights” shall have the respective meanings given to such terms in the UCC.

ARTICLE 2

THE CREDIT FACILITY

Section 2.1 The Loans. Until the earliest to occur of the Termination Date, a Regulatory Trigger Event and the third (3rd) anniversary of the Closing Date, Borrowers may request to Agent on behalf of the Lenders to make Revolving Loan Advances to Borrowers and, subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to lend such Lender’s Revolving Loan Commitment Percentage of each requested Revolving Loan Advance up to such Lender’s Revolving Loan Commitment which Borrowers may repay and reborrow from time to time until the occurrence of one of the foregoing events. Until the earliest to occur of the Termination Date, a Regulatory Trigger Event or the third (3rd) anniversary of the Closing Date, Borrowers may request to Agent on behalf of the Lenders to make Term Loan Advances to Borrowers and, subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to lend such Lender’s Term Loan Commitment Percentage of each requested Term Loan Advance up to such Lender’s Term Loan Commitment which Borrowers may not reborrow after repayment thereof. Requests for Advances shall be made no more than one (1) time per calendar month (excluding any deemed request made under Section 2.6(b)); provided, a simultaneous request for a Revolving Loan Advance and a Term Loan Advance shall be considered a single Advance request. The aggregate unpaid principal amount at any one time outstanding of all Revolving Loan Advances shall not exceed the Revolving Loan Maximum Principal Amount; the aggregate unpaid principal amount at any one time outstanding of all Term Loan Advances shall not exceed the Term Loan Maximum Principal Amount; and the aggregate unpaid principal amount at any one time outstanding of all Advances shall not exceed the lesser of the Maximum Principal Amount then in effect or the Borrowing Base in effect as of the date of determination. No Revolving Loan Advance shall be made until the aggregate original principal amount of all Term Loan Advances made since the Closing Date equal the Term Loan Maximum Principal Amount. No Revolving Loan may be made or held by a Foreign Lender or Foreign Holder.

(a) Agent shall establish on its books an account in the name of Borrowers (the “Borrowers’ Loan Account”). A debit balance in Borrowers’ Loan Account shall reflect the amount of Borrowers’ indebtedness to Agent, Holders and Lenders from time to time by reason of Advances and other appropriate charges (including, without limitation, interest charges) hereunder. At least once each month, Agent shall provide to Borrowers a statement of Borrowers’ Loan Account which statement shall be considered correct and accepted by Borrowers and conclusively binding upon Borrowers unless Borrowers notify Agent to the contrary within thirty (30) days of Agent’s providing such statement to Borrowers.

(b) Each Advance made hereunder shall, in accordance with GAAP, be entered as a debit to Borrowers’ Loan Account, and (i) in respect of Revolving Loan Advances, shall be in a principal amount which, when aggregated with all other Revolving Loan Advances then outstanding, shall not exceed the Revolving Loan Maximum Principal Amount, (ii) in respect of Term Loan Advances, shall be in a principal amount which, when aggregated with all other Term Loan Advances then outstanding, shall not exceed the Term Loan Maximum Principal Amount, and (iii) in respect of all Advances, shall be in a principal amount which, when aggregated with all other Advances then outstanding, shall not exceed the lesser of the then effective Borrowing Base or Maximum Principal Amount.

(c) The Loans shall be due and payable on the Termination Date. Upon the occurrence of an Event of Default, Agent shall have rights and remedies available to it under Article 9 of this Agreement.

Section 2.2 The Notes. The indebtedness of Borrowers to each Lender or Holder hereunder, if requested by such Lender or Holder, shall be evidenced by separate Notes executed by Borrowers in favor of such Lender or Holder in the principal amounts equal to (i) with respect to the Revolving Loan Note, (A) each such Lender’s Revolving Loan Commitment Percentage of the Revolving Loan Maximum Principal Amount and (B) in the case of a Principal Only Assignment, the principal amount of each Revolving Loan Advance as shall have been assigned to such Holder pursuant to such Principal Only Assignment and (ii) with respect to the Term Loan Note, (A) each such Lender’s Term Loan Commitment Percentage of the Term Loan Maximum Principal Amount and (B) in the case of a Principal Only Assignment, the principal amount of each Term Loan Advance as shall have been assigned to such Holder pursuant to such Principal Only Assignment. The aggregate principal amount of the Notes will be the Maximum Principal Amount; provided, however, that notwithstanding the face amount of the Notes, Borrowers’ liability under the Notes shall be limited at all times to the actual indebtedness (principal, interest and fees) then outstanding and owing by Borrowers to Agent, Holders and Lenders hereunder.

Section 2.3 Method of Payment. Borrowers shall make all payments of principal and interest on the Notes in lawful money of the United States of America and in funds immediately available by wire transfer or automated clearing house transfer, to Agent at its address referred to in Section 10.4 or at such other address as Agent otherwise directs. Whenever any payment is due on a day, which is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and interest shall be paid for such extended time. As soon as practicable after Agent receives payment from Borrowers, but in no event later than one (1) Business Day after such payment has been made, subject to Section 2.7, Agent will cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable to Agent to reimburse Agent for fees and expenses payable solely to Agent pursuant to the terms of this Agreement) or expenses payable to Agent, Holders and Lenders in accordance with the terms of this Agreement, in like funds relating to the payment of any such other amounts payable to Lenders. Borrowers’ obligations to Lenders and Holders with respect to such payment shall be discharged by making such payments to Agent pursuant to this Section 2.3 or, if not timely paid or any Event of Default or Default then exists, may be added to the principal amount of the Loans outstanding.

Section 2.4 Application of Proceeds.

(a) Notwithstanding any other provisions of this Agreement or any other Credit Document to the contrary but subject to Section 2.4(b) and Section 2.8(d), all amounts in the Collection Account and any interest earned thereon and any other amounts in the Borrowers’ Loan Account as of the last Business Day of each calendar month will be applied on the fifth (5th) Business Day of the immediately succeeding calendar month (each date of distribution, a “Payment Date”) in the following order of priority:

FIRST, to the payment, on a pari passu basis, to the Servicer, as servicer, any accrued and unpaid servicing fees payable in accordance with the Servicing Agreement, to the Collection Agency, any accrued and unpaid collection fees payable in accordance with the Collection Agency Agreement, to the Back-up Servicer, any accrued and unpaid back-up servicing fees and any amount of reasonable transition costs, fees and expenses, to the Custodian, any accrued and unpaid fees, and to the account control bank(s) under the Control Agreements, any accrued and unpaid fees to the extent due and payable;

SECOND, to the payment of all costs, fees, expenses, and other amounts owing to Agent, pursuant to Section 10.7, in connection with enforcing the rights of Agent, Holders and Lenders under the Credit Documents;

THIRD, to payment of any costs, fees or expenses owed to Agent or to any Affiliate of Agent hereunder or under any other Credit Document;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to Lenders and Holders hereunder;

FIFTH, if the Reinvestment Criteria are not satisfied, to the payment of the outstanding principal amount of first, the Revolving Loans until their outstanding principal amount is reduced to zero, second, the Term Loans until their outstanding principal amount is reduced to zero and third, any remaining Obligations;

SIXTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through ‘FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrowers for any legal purpose not in violation of this Agreement including the acquisition of additional Eligible Receivables.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders and Holders shall receive an amount equal to its pro rata share (based on the proportion of its then outstanding Loans and Obligations outstanding of amounts available to be applied above).

(b) In addition, so long as the Reinvestment Criteria are satisfied and so long as the conditions in Section 5.3 are satisfied, the Agent may, at any time, instruct the Collection Account Bank to release funds to the Borrowers in an amount up to the Facility Availability to be used by Borrowers to purchase additional Eligible Receivables in accordance with Sections 5.3 and 6.22.

Section 2.5 Use of Proceeds. Advances shall be used solely (i) to finance the acquisition of Eligible Receivables on and after the Closing Date and (ii) for other lawful purposes permitted under the Credit Documents. In addition, the Borrowers shall be permitted in accordance with Section 2.4 to use Collections to acquire additional Eligible Receivables if none of the following shall occur before or after giving effect to any such acquisition: (i) a Regulatory Trigger Event, Default or Event of Default, (ii) any event which could reasonably be expected to have a Material Adverse Change on the business and operations of the Guarantors; and (iii) the third (3rd) anniversary of the Closing Date (the “Reinvestment Criteria”).

Section 2.6 Interest.

(a) In the absence of an Event of Default hereunder, and prior to maturity, the outstanding balance of the Revolving Loans and the Term Loans will bear interest at an annual rate at all times equal to the Base Rate plus 12.0% (the “Loan Interest Rate”); provided, if the Agent or Lenders enter into one or more Senior Participations with an interest rate lower than the Loan Interest Rate (the “Participation Interest Rate”), as determined by Agent in its sole discretion, on each Payment Date, after and subject to the receipt by the Lenders and Holders of all interest due and owing under clause “Fourth” of Section 2.4, such Lenders and Holders shall remit to the Borrower Agent an amount equal to one half (1/2) of the following: (a) the total amount of interest paid under each of clauses “First”, “Second”, “Third” and “Fourth” of Section 2.4 less (b) the sum of (i) the product of (A) the Participation Interest Rate divided by 12 and (B) the aggregate outstanding principal amount of the Loans subject to a Senior Participation and (ii) the product of (A) the Loan Interest Rate divided by 12 and (ii) the aggregate outstanding principal amount of the Loans not subject to a Senior Participation. Agent, Lenders and Borrowers agree to reasonably cooperate and to take such other actions as may be reasonably requested by Agent in order to implement or effectuate the provisions of this Section 2.6.

(b) Interest shall be payable in accordance with Section 2.4 until the Commitments are terminated and the Obligations are paid in full. Unless otherwise required by Agent at any time and from time to time or Borrowers have otherwise paid or informed Agent that Borrowers will pay such amount in immediately available funds, Borrowers shall be deemed to have requested an Advance on the first (1st) day of each calendar month in an amount equal to accrued and unpaid interest and any other accrued but unpaid fees due and owing hereunder and such amount shall be added to the outstanding principal balance of the Obligations. Interest as provided hereunder will be calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. The rate of interest provided for hereunder is subject to increase or decrease when and as the LIBOR Rate increases or decreases in an amount corresponding to the change in the LIBOR Rate. Any such change in the interest rate hereunder shall take effect the first day of the month following a change in the LIBOR Rate.

(c) From and after the Maturity Date, or such earlier date as the outstanding principal balance of the Loan and other Obligations become due and payable by acceleration or otherwise, or at Agent’s option upon the occurrence of an Event of Default, Borrowers hereby agree to pay interest on the outstanding principal balance of the Loan and other Obligations and, to the extent permitted by law, overdue interest with respect thereto, at the rate of the lesser of (i) three percent (3.0%) per annum above the rate of interest otherwise applicable to the Loans and (ii) the highest lawful rate.

Section 2.7 Advances.

(a) Borrower Agent shall notify Agent in writing pursuant to a Request for Advance not later than 1:00 PM (New York City time) fifteen (15) days before each requested Advance, specifying the amount and type of the Advance to be made. Such Request for Advance shall be certified by the President or Treasurer (or such other authorized Person as Borrower Agent directs from time to time) of Borrower Agent. On the Closing Date, the applicable Lenders shall make Term Loan Advances in an aggregate amount equal to $0.00.

(b) Agent shall give to each applicable Lender prompt notice on the date of Agent’s receipt of written notice from Borrowers) of each Request for Advance. On the date on which an Advance is requested to be made pursuant to the applicable Request for Advance, each applicable Lender will make available to Agent at the address of Agent set forth in Section 10.4, in immediately available funds, its Commitment Percentage of such Advance requested to be made. Unless Agent shall have been notified by any Lender prior to the date of Advance that such Lender does not intend to make available to Agent its portion of the Advance to be made on such date, Agent may assume that such Lender will make such amount available to Agent as required above and Agent may, in reliance upon such assumption, make available the amount of the Advance to be provided by such Lender. Upon fulfillment of the conditions set forth in Sections 2.7(a) and 5.2 for such Advance, and as soon as practicable after receipt of funds from Lenders Agent will make such funds as have been received from Lenders available to Borrowers at the account specified by Borrowers in such Request for Advance.

(c) To administer the Loans in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Lenders hereby instruct Agent, and Agent may (in its sole discretion, without any obligation) (i) make available, on behalf of Lenders, the full amount of all Advances requested by Borrowers, without giving each Lender prior notice of the proposed Advance, of such Lender’s Commitment Percentage thereof and the other matters covered by the Request for Advance and (ii) if Agent has made any such amounts available as provided in clause (i), upon repayment of the Loans by Borrowers, first apply such amounts repaid directly to the amounts made available by Agent in accordance with clause (i) and not yet settled as described below. If Agent makes an Advance on behalf of Lenders, as provided in the immediately preceding sentence, the amount of outstanding Loans and each Lender’s Commitment Percentage thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M. (New York City time) on the Business Day immediately preceding the date of each computation; provided, however, that Agent retains the absolute right at any time or from time to time to make the afore-described adjustments at intervals more frequent than weekly. Agent shall deliver to each Lender and Holder at the end of each week, or such lesser period or periods as Agent shall determine, a summary statement of the type and amount of outstanding Loans for such period (such week or lesser period or periods being hereafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by Lenders prior to 1:00 P.M. (New York City time) on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 P.M. (New York City time) on the day such summary statement was sent; and if such summary statement is sent by Agent and received by Lenders after 1:00 P.M. (New York City time) on any Business Day, each Lender shall make such transfers no later than 3:00 P.M. (New York City time) no later than the next succeeding Business Day after such summary statement was sent. If in any Settlement Period, the amount of a Lender’s Commitment Percentage of the Loans is in excess of the amount of Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender’s Commitment Percentage of the Loans in any Settlement Period is less than the amount of Loans actually funded by such Lender, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each Lenders to transfer such funds shall be irrevocable and unconditional, without recourse to or warranty by Agent and made without setoff or deduction of any kind. Each of Agent and Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Commitment Percentages of the outstanding Loans. Because Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by Agent to each Lender (including Agent) in accordance with the type and amount of Loans actually advanced by and repaid to each Lender (including Agent) during each Settlement Period and shall accrue from and including the date such Advance is made by Agent to but excluding the date such Loans are repaid by Borrowers in accordance with Section 2.3 or actually settled by the applicable Lender as described in this Section 2.7(c). All such Advances made by Agent on behalf of Lenders hereunder shall bear interest at the applicable interest rate for such Advances.

(d) If the amounts described in subsection (b) or (c) of this Section 2.7 are not in fact made available to Agent by a Lender (such Lender being hereinafter referred to as a “Defaulting Lender”) and Agent has made such amount available to Borrowers, Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrowers and Borrowers shall immediately pay such corresponding amount to Agent. Agent shall also be entitled to recover from such Defaulting Lender and Borrowers, (i) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrowers to the date such corresponding amount is recovered by Agent, at a rate per annum equal to either (A) if paid by such Defaulting Lender, the overnight federal funds rate or (B) if paid by Borrowers, the then applicable rate of interest, calculated in accordance with Section 2.6, plus (ii) in each case, an amount equal to any costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by Borrowers under clause (ii) above on account of such Defaulting Lender’s default.

(e) The failure of any Lender to make its portion of the Advance to be made by it as part of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Advance. The amounts payable by each Lender shall be a separate and independent obligation.

(f) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Section 2.6, on outstanding Loans which it has funded to Agent from the date such Lender funded such Advance to, but excluding, the date on which such Lender is repaid with respect to the Loan.

(g) Notwithstanding the obligation of Borrowers to send written confirmation of a Request for Advance, in the event that Agent agrees to accept a Request for Advance made by telephone, such telephonic request shall be binding on Borrowers whether or not written confirmation is sent by Borrowers or requested by Agent. Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic notice believed by Agent in good faith to be from Borrowers or their agents. Agent’s records of the terms of any telephonic requests for Advances shall be conclusive on Borrowers in the absence of gross negligence or willful misconduct on the part of Agent (as determined by a court of competent jurisdiction in a final, non-appealable judgment or order) in connection therewith.

(h) Agent shall not be obligated to transfer to any Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor will a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so re-lent to Borrowers shall earn interest at the interest rate applicable hereunder and for all other purposes of this Agreement shall be treated as if they were Advances; provided, however, that for purposes of voting or consenting to matters with respect to the Credit Documents and determining Commitment Percentages, such Defaulting Lender shall be deemed not to be a “Lender”, and each of such Defaulting Lender’s Commitment and the unpaid principal balance of the Advances owing to such Defaulting Lender shall be deemed to be zero (-0-). Until a Defaulting Lender cures its failure to fund its pro rata share of any Advance, such Defaulting Lender shall not be entitled to any portion of the unused commitment fee payable pursuant to Section 2.9(b). This Section 2.7(h) shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section 2.7(h) shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrowers of their duties and obligations hereunder or under any of the other Credit Documents. Nothing contained in this Section 2.7 or otherwise in this Agreement shall impair or limit any claim of Borrowers against a Defaulting Lender (including, without limitation, expenses incurred by Borrowers by reason of any such default) who breaches its commitment to fund Advances hereunder.

(i) Each request for an Advance pursuant to this Section 2.7 shall be irrevocable and binding on Borrowers.

Section 2.8 Commitment Reductions and Prepayments.

(a) Voluntary Commitment Reductions. The Borrowers may elect to terminate the Commitments in whole or in part so long (A) Borrower Agent provides Agent with at least sixty (60) days prior written notice which shall be irrevocable (but may be conditioned upon the effectiveness of other credit or debt facilities or other refinancing arrangements or other conditions), (B) any amount of Commitment reductions in part is in increments of $1,000,000 and (C) the Borrowers promptly (and in any event, within three (3) Business Days) pay to the Agent the Commitment Termination Fee.

(b) Mandatory Commitment Reductions and Terminations. If a Regulatory Trigger Event occurs, the Commitments shall be automatically terminated, and the Borrowers shall promptly (and in any event, within three (3) Business Days) pay to the Agent the product of (i) one-half (1/2) and (ii) the Commitment Termination Fee; provided that amounts payable by Borrowers to the Agent pursuant to this Section 2.8(b) shall not exceed, in the aggregate (together with amounts payable to the Administration Agent (as defined in the Bridge Credit Agreement) pursuant to Section 4.03(d) of the Bridge Credit Agreement), seven million dollars ($7,000,000).

(c) Voluntary Prepayments. Upon forty-five (45) day’s prior written notice from Borrower Agent to Agent, Borrowers may voluntarily prepay the Term Loans, in whole but not in part, as long as such prepayment is accompanied by the Prepayment Fee. Any such prepayment of Term Loans shall reduce Lenders’ Term Loan Commitments under this Agreement to $0.00 and may not be reborrowed. Any prepayment of Revolving Loans shall not reduce Lenders’ Revolving Loan Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing under the Revolving Loan. For the avoidance of doubt, any voluntary prepayments under this Section 2.8(c) will be applied at the time and in the manner set forth in Section 2.4. For the avoidance of doubt, collections applied in payment of the outstanding principal amount of the Revolving Loans and any Term Loan in accordance with the Payment Priorities shall not be considered a “voluntary prepayment” for purposes of this Section 2.8(c) and shall not be subject to the Prepayment Fee.

(d) Mandatory Prepayments. In the event that amounts outstanding hereunder at any time exceed the Borrowing Base (whether established by an Monthly Statement, Borrowing Base Certificate or otherwise), within three (3) Business Days of the time that a Borrowing Base calculation was delivered or required to be delivered, Borrowers shall pay to Agent without demand or notice of any kind required, unless waived in writing by the Agent, the amount by which Borrowers’ indebtedness hereunder exceeds the Borrowing Base then applicable, together with all accrued interest on the amount so paid and any fees and costs incurred in connection therewith. For the avoidance of doubt, any mandatory prepayment pursuant to this Section 2.8(d) shall not be subject to the Prepayment Fee. Notwithstanding Section 2.4, any such payment shall be applied first, to the extent of such payment, to the Revolving Loan until its outstanding principal amount is reduced to zero and second, to the Term Loan until its outstanding principal amount is reduced to zero. Any prepayment amounts payable under this Section 2.8(d) shall be applied to the payment of the outstanding principal amount of first, the Revolving Loans until their outstanding principal amount is reduced to zero and second, the Term Loans until their outstanding principal amount is reduced to zero; provided, that any such mandatory prepayment of Revolving Loans shall not reduce Lenders’ Revolving Loan Commitments under this Agreement and may be reborrowed, subject to the terms and conditions hereof for borrowing under the Revolving Loan.

Section 2.9 Fees. In addition to any fees required to be paid under this Agreement, Borrowers shall pay to Agent, at Agent’s offices, the following:

(a) Fee. The fees in the amounts and at the times set forth in this Agreement and the other Credit Documents, as applicable.

(b) Unused Commitment Fee. An unused commitment fee at the rate of one-half of one percent (0.50%) per annum (computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed) on the average daily unused Commitments shall be due and payable monthly in arrears on the 1st day of each month commencing on the first such date upon which an initial Advance may be requested by Borrower and continuing until the Commitments are terminated and the Obligations are paid in full, in which event a monthly installment of the administrative fee shall be paid on the date of such termination.

(c) Closing Fee. On or prior to the date on which the first Advance is made, the Borrowers shall pay to the Agent a fee in the amount of $1,250,000, which is the product of 1.0% of the Maximum Principal Amount on the Closing Date.

Section 2.10 Regulatory Changes in Capital Requirements; Replacement of a Lender or Holder; and Funding Losses.

(a) Regulatory Changes in Capital Requirements. If any Lender or Holder shall have determined that the adoption or the effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central lender or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Holder (or any lending office of such Lender or Holder) or such Lender’s or Holder’s holding company with any industry wide request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central lender or comparable agency, (i) has or would have the effect of reducing the rate of return on such Lender’s or Holder’s capital or on the capital of such Lender’s or Holder’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender, Holder or their holding company could have achieved on the portion of the Loans made by such Lender or Holder pursuant hereto but for such adoption, change or compliance (taking into consideration such Lender’s or Holder’s policies and the policies of such Lender’s or Holder’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Holder to be material or (ii) would subject any Lender or Holder to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then from time to time Borrowers shall pay to such Lender or Holder within thirty (30) days of receiving written demand, including evidence reasonably satisfactory to the Borrowers of such additional amounts or Taxes attributable to this Agreement, such additional amount or amounts as will compensate such Lender, Holder or their holding company for any such reduction or Taxes suffered together with interest on each such amount from the date demanded until payment in full thereof at the rate provided in Section 2.6 with respect to amounts not paid when due. Agent will notify Borrowers of any event occurring after the date of this Agreement that will entitle a Lender or Holder to compensation pursuant to this Section 2.10(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(b) Replacement of a Lender or Holder. If Borrowers become obligated to pay additional amounts to any Lender or Holder pursuant to Section 2.10(a) or Section 10.17, then Borrowers may within thirty (30) days thereafter designate another bank that is acceptable to Agent in its discretion (such other bank being called a “Replacement Lender” or “Replacement Holder” as applicable) to purchase the Loans of such Lender or Holder and such Lender’s or Holder’s rights hereunder, without recourse to or warranty by, or expense to, such Lender or Holder, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender or Holder plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender or Holder and any other amounts payable to such Lender or Holder under this Agreement, and to assume all the obligations of such Lender or Holder hereunder, and, upon such purchase and assumption (pursuant to an Assignment and Acceptance), such Lender or Holder shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender or Holder prior to the date of such purchase and assumption) and shall be relieved from all obligations to such Borrower hereunder, and the Replacement Lender or Replacement Holder shall succeed to the rights and obligations of such Lender or Holder hereunder.

(c) The Borrowers agree to reimburse each Lender or Holder and to hold each Lender or Holder harmless from any loss or expense which such Lender or Holder may sustain or incur as a consequence of:

(i) the failure of the Borrowers to borrow a Loan after the Borrowers have given (or are deemed to have given) a Request for Advance;

(ii) the failure of the Borrowers to make any prepayment after the Borrowers has given a notice in accordance with Section 2.8; or

(iii) the prepayment (including pursuant to Section 2.8) of a Loan on a day which is not the first Business Day of a calendar month;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clause (iii) above, such Lender or Holder shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders or Holders under this Section 2.10(c): each Loan made by a Lender or Holder (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR Rate used in determining the interest rate for such Loan by a matching deposit or other borrowing in the relevant interbank market for a comparable amount and for a comparable period, whether or not such Loan is in fact so funded.

Section 2.11 Sharing of Payments. If any Lender or Holder shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided for in this Agreement, such Lender or Holder shall forthwith purchase from the other Lenders or Holders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender or Holder to share the excess payment accruing to all Lenders and Holders in accordance with their respective ratable shares as provided for in this Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender or Holder, such purchase from each Lender or Holder shall be rescinded and each such Lender or Holder shall repay to the purchasing Lender of Holder the purchase price to the extent of such recovery together with an amount equal to such Lender’s or Holder’s ratable share (according to the proportion of (a) the amount of such Lender’s or Holder’s required repayment to (b) the total amount so recovered from the purchasing Lender or Holder) or any interest or other amount paid or payable by the purchasing Lender or Holder in respect to the total amount so recovered. Borrowers agree that any Lender or Holder so purchasing a participation from another Lender or Holder pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender or Holder were the direct creditor of Borrowers in the amount of such participation.

Section 2.12 Pro Rata Treatment. Subject to Section 2.4 and Section 2.8(d), each payment or prepayment of principal of the Loan and each payment of interest on the Loans, actually received by Agent shall be allocated pro rata among Lenders and Holder in accordance with the respective principal amounts of their outstanding Loans.

Section 2.13 Controlled Accounts.

(a) On or prior to the date hereof, the Borrower Agent shall cause to be established and maintained, a deposit account at a Collection Account Bank, in the name of the Borrower Agent, designated as the “Collection Account”, as to which the Agent has control for the benefit of the Lenders within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Control Agreement.

(b) Notwithstanding anything to the foregoing, subject to the Facility Availability and to the conditions set forth in Section 2.4(b) and Section 5.3, the Borrowers, in accordance with Section 6.22, shall use amounts on deposit in the Collection Account to purchase additional Eligible Receivables.

ARTICLE 3

[INTENTIONALLY OMITTED]

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to Agent, Holders and Lenders as follows:

Section 4.1 Representations and Warranties as to Receivables.

(a) As to the Receivables generally:

(i) Each Borrower or Originator or, where a Borrower or Originator was not the original lender, to the best of such Borrower’s knowledge, the original lender or seller had and continue to have full power, authorization, permits, licenses and other authority to hold, enforce, and make the loans (or other extensions of credit) evidenced by the Receivables and all such Receivables and all Books and Records comprising such Receivables are genuine and enforceable;

(ii) All Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors rights’ or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and consumer protection laws; if auto title loans, constitute chattel paper; any chattels described in any Receivable are and will be accurately described and are and will be in the possession of the parties granting the security interest therein; and any applicable filing, recording or lien notation law with respect to any collateral securing a Receivable will have been complied with to the extent such filing or recording is necessary under applicable law to create or perfect such Borrower’s or such Guarantor’s security interest in such collateral consistent with the Credit Policy.

(iii) The form and content of all Receivables and the security related thereto comply in all material respects (and in any event in all material respects necessary to maintain and ensure the validity and enforceability of the Receivables) with any and all applicable laws, rules and regulations, including without limitation, the Consumer Finance Laws;

(iv) The original amount and unpaid balance of each Receivable on Borrowers’ Books and Records and on any statement or schedule delivered to Agent and/or any Lender, including without limitation the Schedule of Receivables and Assignment, is and will be the true and correct amount actually owing to a Borrower as of the date each Receivable is pledged to Agent or as of such date specified on such statement of schedule, is not, to the best of Borrowers’ knowledge, subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Borrower has any knowledge of any fact which would impair the validity or collectability of any Receivables;

(v) All security agreements, title retention instruments and other documents and instruments which are security for Receivables contain a correct and sufficient description of the personal property covered thereby (if any), and, subject to the rights of Agent hereunder and the interests of Borrowers as holder of such security agreements or title retention instruments or other documents or instruments, are or create security interests and Liens (if any);

(vi) The applicable Originator has made an adequate credit investigation of the obligor of each Receivable and has determined that his or her credit is satisfactory and meets the standards generally observed by prudent finance companies that are in the business of making unsecured multi-pay consumer installment loans or auto title loans, as applicable, and is in conformity in all material respects with the Credit Policy; and

(vii) A Borrower has good and valid title to the Receivables, free and clear of all prior assignments, claims, liens, encumbrances and security interests, other than Permitted Liens, and has the right to pledge and grant Agent, for the benefit of Lenders, a first priority security interest in the same, in the manner provided in this Agreement.

Section 4.2 Organization and Good Standing. Each Borrower and each Guarantor is duly organized and validly existing in good standing under the laws of the state identified on Schedule 4.2 attached hereto and made a part hereof and has the power and authority to engage in the business it conducts and is qualified and in good standing in those states wherein the nature of business or property owned by it requires such qualification, is not required to be qualified in any other state; or if not so qualified, no adverse effect on such Borrower’s, or such Guarantor’s business would result therefrom. The organizational number assigned to each Borrower, each Guarantor by the state of its organization is set forth on Schedule 4.2 attached hereto and made a part hereof.

Section 4.3 Perfection of Security Interest. Upon filing of financing statements in all places as are necessary to perfect the security interests of Agent in the Collateral and disclosing each Borrower, each Guarantor as debtor and Agent as secured party, Agent will have a first perfected security interest in the Collateral which can be perfected by the filing of a UCC-1 financing statement in each Borrower’s, each Guarantor’s state of organization, superior in right of interest to any other Person other than, solely with respect to Collateral other than Receivables, holders of Permitted Liens (including, without limitation, purchasers from, or creditors or receivers or a trustee in bankruptcy of, Borrowers and Guarantors).

Section 4.4 No Violations. The making and performance of the Credit Documents do not and will not violate any provisions of any law, rule, regulation, judgment, order, writ, decree, determination or award or breach any provisions of the certificate of formation, operating agreement or other organizational documents of any Borrower, any Guarantor, or constitute a default or result in the creation or imposition of any security interest in, or lien or encumbrance upon, any assets of any Borrower, any Guarantor (immediately or with the passage of time or with the giving of notice and passage of time, or both) under any other contract, agreement, indenture or instrument to which a Borrower or a Guarantor is a party or by which a Borrower or a Guarantor or their respective property is bound where such violation, breach, default, creation of any security interest in or lien or encumbrance upon will result in the case of any Borrower, in a Material Adverse Change, or in the case of any Guarantor or any direct or indirect parent of such Person, a material adverse change in the business, properties, assets, operations, the collateral, results of operations, or financial condition of any such Person. The making and performance of the Credit Documents will not cause any existing Borrower or any Guarantor securities, indebtedness or facility to be subject to any “price reset” or any other material change in terms.

Section 4.5 Power and Authority.

(a) Each Borrower and each Guarantor has full power and authority under the law of the state of its organization and under its organizational documents to enter into, execute and deliver and perform the Credit Documents; to borrow monies hereunder, to incur the obligations herein provided for and to pledge and grant to Agent, for the benefit of the Lenders and the Holders, a security interest in the Collateral; and

(b) All actions (corporate or otherwise) necessary or appropriate for each Borrower’s, each Guarantor’s execution, delivery and performance of the Credit Documents have been taken.

Section 4.6 Validity of Agreements. Each of the Credit Documents is, or when delivered to Agent will be, duly executed and constitute valid and legally binding obligations of each Borrower and each Guarantor enforceable against such Borrower and such Guarantor, in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.7 Litigation and Arbitration. There is no order, notice, claim, action, suit, litigation, arbitration, proceeding or investigation pending or, threatened in writing against or affecting any Borrower or any Guarantor as of the date hereof where the amount in controversy is in excess of Two Hundred Fifty Thousand Dollars ($250,000), whether or not fully covered by insurance, except as identified and described on Schedule 4.7 attached hereto and made a part hereof.

Section 4.8 Compliance. Each Borrower and each Guarantor is in compliance in all material respects with all applicable laws and regulations, federal, state and local (including all Consumer Finance Laws (including being in compliance with privacy notice requirements under the Gramm-Leach-Bliley Act)), material to the conduct of its business and operations; each Borrower and each Guarantor possesses all the franchises, permits, licenses, certificates of compliance and approval and grants of authority necessary or required in the conduct of its business and the same are valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon, and are not subject to any proceedings or claims opposing the issuance, development or use thereof or contesting the validity thereof; and no approvals, waivers or consents, governmental (federal, state or local) or non-governmental, under the terms of contracts or otherwise, are required by reason of or in connection with such Borrower’s and such Guarantor’s execution and performance of the Credit Documents.

Section 4.9 Accuracy of Information; Full Disclosure.

(a) All financial statements, including any related schedules and notes appended thereto, delivered and to be delivered to Agent and/or any Lender pursuant to the Credit Documents have been or will be prepared in accordance with GAAP and do and will fairly present in all material respects the financial condition of each Borrower, each Guarantor and their respective Subsidiaries, if any, on the dates thereof and results of operations for the periods covered thereby and discloses all liabilities (including contingent liabilities) of any kind of such Borrower and such Guarantor to the extent required by GAAP, subject to adjustments as required by the quality of earnings report delivered prior to the Closing Date.

(b) Since the date of the most recent financial statements furnished to Agent and/or any Lender, there has not been in the case of any Borrower, a Material Adverse Change, or in the case of any Guarantor or any direct or indirect parent of such Person, a material adverse change in the business, properties, assets, operations, the collateral, results of operations, or financial condition of any such Person.

(c) None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Credit Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Credit Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 4.10 Taxes. Each Borrower and each Guarantor has filed and will file all income and other material Tax Returns which are required to be filed and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations, and has paid or will pay when due all material Taxes, license and other fees (whether or not shown on any Tax Return) of such Borrower or such Guarantor except Taxes contested in good faith for which adequate reserves in accordance with GAAP have been established by such Borrower or such Guarantor on its Books and Records. There are no unpaid Taxes in any material amount claimed to be delinquent by the Governmental Authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by the Credit Parties or such Subsidiaries as shall be required in conformity with GAAP), and the executive officers of each of the Credit Parties and their Subsidiaries know of no basis for any such claim. No written claim has ever been made by an authority in a jurisdiction where any Credit Party or any of its Subsidiaries does not file Tax Returns that any Credit Party or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Credit Parties or any of their respective Subsidiaries.

Section 4.11 Indebtedness. No Borrower or Guarantor has presently outstanding indebtedness or obligations including contingent obligations and obligations under capitalized leases, except Permitted Indebtedness.

Section 4.12 Investments. No Borrower has direct or indirect Subsidiaries or Affiliates (solely as such term is defined in subsections (i), (ii) or (iii) of “Affiliate” contained in Section 1.1), or investments in or loans to any other individuals or business entities, except as described in Schedule 4.12 attached hereto and made a part hereof and Investments permitted by Section 7.7.

Section 4.13 ERISA. Each Borrower, each Guarantor and each ERISA Affiliate, is in compliance in all material respects with all applicable provisions of ERISA and the regulations promulgated thereunder. No reportable event, as such term is defined in Section 4043(c) of ERISA (hereinafter called a “Reportable Event”), but excluding any Reportable Event for which the 30-day notice requirement is waived by applicable regulation, has occurred with respect to any Plan. There has been no filing by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distressed termination under Section 4041(c) of ERISA and the PBGC has not instituted proceedings to terminate any Plan and no event or condition occurs which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

Section 4.14 Hazardous Wastes, Substances and Petroleum Products.

(a) Each Borrower and each Guarantor (i) has received all permits and filed all notifications necessary to carry on its respective business; and (ii) is in compliance in all respects with all Environmental Control Statutes.

(b) No Borrower or Guarantor has given any written notice to the EPA or any state or local agency with regard to any actual or imminently threatened removal, spill, release or discharge of Hazardous Substances at products or properties owned or leased by such Borrower or such Guarantor or in connection with the conduct of its business and operations.

(c) No Borrower or Guarantor has received written notice that it is potentially responsible for costs of clean-up of any actual or imminently threatened spill, release or discharge of hazardous or toxic wastes or substances or petroleum products pursuant to any Environmental Control Statute.

Section 4.15 Solvency. The Borrowers and Guarantors are, on a consolidated basis, and after receipt and application of the first Advance will be, solvent such that (a) the fair value of its assets (including without limitation the fair salable value of Borrowers’ and Guarantors’ Intangible Assets) is greater than the total amount of its liabilities, including without limitation, contingent liabilities, (b) the present fair salable value of its assets (including without limitation the fair salable value of its Intangible Assets) is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, and (c) it is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. No Borrower or Guarantor intends to, or believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged. For purposes of this Section 4.15, in computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual matured liability.

Section 4.16 Business Location. As of the date hereof, each Borrower’s and each Guarantor’s address set forth on Schedule 4.16 attached hereto and made a part hereof is the location of such Borrowers’ and such Guarantors’ principal place of business and such address, together with the addresses set forth on Schedule 4.16 attached hereto and made a part hereof, is the only location where such Borrower or such Guarantor keeps its records concerning the Collateral. The location of all other places of business of each Borrower and each Guarantor and the names in which each Borrower and each Guarantor conducts business at each such location as of the date hereof are set forth in Schedule 4.16 attached hereto and made a part hereof.

Section 4.17 Equity Interests. All of the issued and outstanding equity interests or other ownership interest of each Borrower and each Guarantor is owned as of the date hereof as described on Schedule 4.17 attached hereto and made a part hereof, and all such ownership interests are fully paid and non- assessable.

Section 4.18 No Extension of Credit for Securities. No Borrower or Guarantor is, nor will it be, engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying or trading in any margin stocks or margin securities (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) or other securities, and no part of the proceeds of the Loan hereunder has been or will be applied for the purpose of purchasing or carrying or trading in any such stock or securities or of refinancing any credit previously extended, or of extending credit to others, for the purpose of purchasing or carrying any such margin stock, margin securities or other securities in contravention of such Regulations.

Section 4.19 [Intentionally Omitted].

Section 4.20 Regulated Entities. No Borrower or Guarantor is (a) an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.21 Insurance. Each Borrower and each Guarantor and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers or Guarantors, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Borrowers and Guarantors and, to the extent relevant, owning similar Properties in localities where such Persons operate. As of the date hereof, a true and complete, in all material respects, listing of such insurance, including issuers, coverages and deductibles, has been provided to Agent.

Section 4.22 Deposit Accounts and Other Accounts. Schedule 4.23 lists all banks and other financial institutions at which any Borrower or any Guarantor maintains deposit or other accounts as of the Closing Date and in which any Collateral may be deposited, and such Schedule correctly identifies the name, address and any other relevant contact information reasonably requested by Agent with respect to each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 4.23 Foreign Assets Control Regulations and Anti-Money Laundering. Each Borrower and each Guarantor is in compliance in all material respects with all applicable U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Borrower or Guarantor (i) is a Person designated by the U.S. government on OFAC’s list of Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law.

Section 4.24 USA PATRIOT Act. Each Borrower and each Guarantor is in compliance in all material respects with (a) the Trading with the Enemy Act, and each of OFAC’s foreign assets control regulations and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

ARTICLE 5

CONDITIONS TO EFFECTIVENESS AND TO EACH ADVANCE

Section 5.1 Documents to be Delivered to Agent Prior to Effectiveness. Prior to the effectiveness of this Agreement, Borrowers shall deliver or cause to be delivered to Agent (all documents to be in form and substance satisfactory to Agent in its sole and absolute discretion):

(a) Credit Documents. This Agreement, the Notes, the Bridge Credit Agreement and all other Credit Documents, including a Custodian Agreement in connection with Eligible Receivables evidenced by physical documents, duly and properly executed by the parties thereto in form and substance acceptable to the Agent in its sole discretion;

(b) Searches. Uniform Commercial Code, tax and judgment searches against each of the Borrower Parties in those offices and jurisdictions as Agent shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against any of the Borrower Parties or any Collateral except for Permitted Liens and those other Liens, financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to Agent Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, or (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances;

(c) Organizational Documents. A copy of each of the Borrower Parties’ (i) organization documents, certified as of a recent date by such Person’s secretary (or other appropriate officer), and (ii) bylaws, partnership agreement or operating agreement, as applicable, certified as of a recent date by such Person’s secretary (or other appropriate officer); together with certificates of good standing existence or fact in such Borrower Party’s state of organization and in each jurisdiction in which such Person is qualified to do business, each dated within thirty (30) days from the date of this Agreement;

(d) Authorization Documents. A certified copy of resolutions of each of the Borrower Parties’ board of directors, members, managers or partners, as applicable, authorizing the execution, delivery and performance of the Notes, this Agreement and all other Credit Documents, the pledge of the Collateral to Agent as security for the Loan made hereunder and the borrowing evidenced by the Notes and designating the appropriate officers to execute and deliver the Credit Documents;

(e) Incumbency Certificates. A certificate of each of the Borrower Parties’ secretary (or other appropriate officer) as to the incumbency and signatures of officers of such Borrower Party signing this Agreement, the Notes and other Credit Documents, as applicable;

(f) Opinion of Counsel. Agent shall have received a written opinion of the Borrower Parties’ counsel addressed to Agent and Lenders in form and substance satisfactory to Agent in its sole discretion;

(g) Officer’s Certificate. A certificate, dated the date of this Agreement, signed by the President of each of the Borrower Parties, to the effect that (i) all representations and warranties of such Person set forth in this Agreement and the other Credit Documents, as applicable, are true and correct as of the date hereof in all material respects, including financial covenants set forth in Section 6.4, (ii) each of the Borrower Parties is solvent and (iii) no Default or Event of Default hereunder has occurred;

(h) Due Diligence. Completion of Agent’s legal, tax, business, regulatory and other customary due diligence of Borrowers with results satisfactory to Agent;

(i) Insurance. Evidence of insurance issued by a reputable carrier with respect to each Borrowers’ and Guarantors’ fire, casualty, liability, and other insurance covering its Property, and any key owner/operator insurance;

(j) Data Tape. A data tape containing information as to Borrowers’ loan portfolio submitted as of the most recent month end;

(k) Material Adverse Change. Since December 31, 2015, there shall have occurred in the case of any Borrower, no Material Adverse Change, or in the case of any Guarantor or any direct or indirect parent of such Person, no material adverse change in the business, properties, assets, operations, the collateral, results of operations, or financial condition of any such Person and the absence of the liquidation, dissolution or termination of any Borrower or any Guarantor;

(l) Litigation. Absence of any litigation that negatively would impact any Borrowers’ or any Guarantors’ ability to perform their respective obligations under the Credit Documents to which they are party;

(m) Employment Agreements. Each Key Person shall be employed by the Borrower Parties in the same position and with duties substantially similar to those held as of the Closing Date;

(n) Credit Policy. Agent shall have received a complete copy of the Credit Policy;

(o) Closing Agenda. Such other documents, information and reports listed on the closing agenda delivered to Borrowers;

(p) Other Documents. Such additional documents as Agent reasonably may request;

(q) Regulatory. Non-occurrence of any Regulatory Trigger Event or other regulatory event, regulatory change or pending or threatened (in writing) proceeding that could reasonably be expected to have a material adverse effect on any Borrowers’ or Guarantors’ ability to fulfill their respective obligations under this Agreement or the Credit Documents or which would reasonably be expected to affect either such Person’s ability to remain a going concern;

(r) Payments. Payment in cash by Borrowers to Agent of all of the amounts that have become due and owing as of the Closing Date, and all Costs and Expenses to the extent invoiced on or prior to the Closing Date;

(s) Debt-to Equity Ratio. The Debt-to-Equity Ratio of the Borrowers shall not be more than 9-to-1; and

(t) Build Out. The Borrowers shall have built out the Borrowing Base in a manner satisfactory to the Agent in its sole discretion.

Section 5.2 Conditions to all Advances. The obligation of Lenders to make each subsequent Advance hereunder pursuant to Section 2.1 is conditioned upon:

(a) Advance Requirements. Borrowers’ satisfaction of each of the conditions specified in Sections 2.1 and 2.7 as of the date of such Advance;

(b) Representations and Warranties. The accuracy as of the date of such Advance of the representations and warranties, including financial covenants set forth in Section 6.4, made by Borrowers under this Agreement in all material respects (without duplication of any materiality qualifiers contained therein), except to the extent that such representations and warranties expressly relate to any earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date);

(c) Event of Default or Default. The absence, after giving effect to such Advance and the receipt of the proceeds thereof and the retirement of any indebtedness then being retired out of the proceeds of such Advance, of any Default or Event of Default;

(d) Advance Amount. The aggregate amount of the requested Advance is in increments of One Million Dollars ($1,000,000);

(e) Commitment. After giving effect to such Advance, the aggregate outstanding principal amount of the Loans would not exceed the Commitments including the Revolving Loan Commitments and the Term Loan Commitments;

(f) Borrowing Base. The Borrowers shall have delivered a Monthly Statement demonstrating that the outstanding amount of the Loans does not exceed the Borrowing Base after giving effect to such proposed Advance;

(g) Regulatory Trigger Event. The absence, before and after giving effect to such Advance, of a Regulatory Trigger Event;

(h) Costs and Expenses. The Borrowers and Guarantors shall have paid or reimbursed the Agent and the Lenders for all costs and expenses required to be paid or reimbursed by them on or prior to such Advance date, subject to the limitations set forth in Section 10.7;

(i) Control Agreements. The Control Agreements shall be executed, delivered and in full force and effect;

(j) Facility Availability. The amount of the Facility Availability shall be zero;

(k) Senior Participation Agreement. A Senior Participation Agreement is duly and properly executed by the parties thereto in form and substance acceptable to the Agent in its sole discretion; and

(l) Initial Advance Fee. Solely with respect to the initial Advance and in addition to any fees payable pursuant to
Section 5.2(h), payment in cash by Borrowers to Agent of the Closing Fee.

Section 5.3 Conditions to Each Release of Funds. The obligation of the Agent to release funds in the Collection Account to the Borrowers in accordance with Section 2.4(b) is subject to the satisfaction, or waiver in accordance with Section 10.2, of the following conditions precedent:

(a) the Agent shall have received a fully executed Funds Release Request together with a Borrowing Base Certificate no later than 1:00 P.M. two (2) Business Days prior to the date on which Borrowers propose to use the requested funds to purchase additional Eligible Receivables (the “Release Date”), evidencing sufficient Facility Availability with respect to the requested funds together with an updated schedule of Receivables including the Receivables to be purchased on the Release Date and any other information reasonably requested by the Agent with respect to such Release Date; and

(b) each of the conditions in Section 5.2 and the Reinvestment Criteria shall be satisfied.

ARTICLE 6

AFFIRMATIVE COVENANTS

In addition to the covenants contained in Article 4 of this Agreement relating to the Collateral, until all Obligations (other than unasserted contingent indemnification obligations) have been satisfied in full and the Commitments have expired or otherwise have been terminated, each Borrower and each Guarantor covenants and agrees as follows:

Section 6.1 Place of Business and Books and Records. Each Borrower and each Guarantor will promptly (and in any event, within three (3) Business Days) advise Agent in writing of (a) the establishment of any new places of business by such Borrower or Guarantor and of the discontinuance of any existing places of business of such Borrower or Guarantor; (b) the creation of any new Subsidiaries of any Borrower or any Guarantor and (c) the acquisition and or use of any trade name or trade style.

Section 6.2 Reporting Requirements. Borrowers will deliver to Agent (which Agent will thereafter deliver to Lenders):

(a) within twenty five (25) days after the end of each fiscal month, company prepared consolidated and consolidating financial statements of Curo Intermediate and its Subsidiaries for such previous fiscal month, consisting of a balance sheet, income statement, and schedules as of the end of such fiscal month, all in reasonable detail, prepared in accordance with GAAP consistently applied, together with a covenant compliance certificate for the month then ending;

(b) within five (5) Business Days after the end of each fiscal month (or during the continuance of an Event of Default, as may be more frequently required by Agent from time to time), Borrowers shall prepare a completed Monthly Statement and Borrowing Base Certificate as of such fiscal month end detailing the payments to be made on the next applicable Payment Date in accordance with Section 2.4 and a calculation of the Borrowing Base;

(c) within (i) ten (10) days after the end of each fiscal month, for the fiscal month then ending, reports in form and substance reasonably satisfactory to Agent, setting forth an aging of Receivables, Schedule of Receivables and Assignment, detailed delinquency report books and records consisting of data tape information of Borrower’s portfolios in a format and consisting of data elements reasonably acceptable to Agent, and repossession report in respect of any Title Receivables and (ii) within twenty (20) days after the end of each fiscal month, for the fiscal month then ending, report of Cumulative Net Losses by Vintage Pool and in form reasonably acceptable to Agent, charge-off report, detailed analysis in respect of any Title Receivables and reserve report, performance triggers collections, reconciliation reports with sufficient detail to permit Agent to tie cash remittances to applied cash, and such other documentation and information promptly (and in any event, within three (3) Business Days) after request therefor by Agent;

(d) within one hundred twenty (120) days after the close of each fiscal year, consolidated financial statements of Curo Intermediate and its Subsidiaries for the fiscal year then ended consisting of a balance sheet, income statement, and statement of cash flow of Curo

Intermediate and its consolidated Subsidiaries as of the end of such fiscal year, all in reasonable detail, including all supporting schedules and footnotes, prepared in accordance with GAAP consistently applied, and shall be audited and certified without qualification by an independent certified public accountant selected by Borrowers and acceptable to Agent and accompanied by an Annual Compliance Certificate; and cause Agent to be furnished at the time of completion thereof, a copy of any management letter for Borrowers or Guarantors prepared by such certified public accounting firm;

(e) upon request by Agent from time to time, copies of Curo Intermediate’s consolidated income tax returns (including any schedules attached thereto) filed with the Internal Revenue Service promptly (and in any event, within three (3) Business Days) after the filing thereof with the Internal Revenue Service; and

(f) upon request by Agent from time to time, such other financial information and reports concerning Borrowers and Guarantors and their businesses and property as Agent reasonably requests.

Section 6.3 Books and Records. Borrowers, Guarantors and Curo Entities will keep accurate and complete Books and Records concerning the Collateral and all transactions with respect thereto consistent with sound business practices (including, without limitation, accurately account for insurance commissions) and will comply with Agent’s reasonable requirements, from time to time in effect, including those concerning the submission of reports on all items of Collateral including those which are deemed to be delinquent. Borrowers and Guarantors shall create and maintain electronic copies of all contracts relating to Receivables and certificates of title for vehicles securing Receivables and Agent shall be provided with access to such electronic copies at all times during normal business hours at a location of one or more Borrowers and Guarantors. The form of delinquency reports, the frequency with which such reports shall be submitted to Agent (which in any case shall be no less frequently than monthly) and the standards for determining which Collateral transactions are deemed delinquent for this purpose, shall at all times be satisfactory to Agent. Agent shall have the right at any time and from time to time during regular business hours, at Borrowers’ sole cost and expense (subject to the limitations set forth in Section 10.7), to inspect, audit, and copy the Books and Records of Borrowers and Guarantors and inspect, audit and conduct appraisals of any Collateral.

Section 6.4 Financial Covenants. Borrowers shall maintain the following financial covenants:

(a) Minimum Three-Month Rolling Average Monthly Excess Yield. The Trailing Excess Yield calculated as of the last day of each fiscal month shall not be less than 225%.

(b) Maximum Three-Month Rolling Average Monthly Net Loss. The Trailing Net Loss Rate calculated as of the last day of each fiscal month shall not be greater than 10%.

The determination of the financial covenants contained herein shall exclude any asset, liability, expense or income associated with Statement of Financial Accounting Standard No. 133.

Section 6.5 Compliance With Applicable Law.

(a) All Receivables shall comply in all material respects with all applicable federal, state and local laws, rules, regulations, proclamations, statutes, orders and interpretations at the time when Agent obtains any interest therein pursuant to this Agreement.

(b) Each Borrower and each Guarantor shall comply in all material respects with all local, state and federal laws and regulations applicable to its business including without limitation the Consumer Finance Laws, (including complying with privacy notice requirements under the Gramm-Leach- Bliley Act), Anti-Terrorism Laws, Environmental Control Statutes, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by Borrowers and Guarantors; and notify Agent promptly (and in any event, within five (5) Business Days) (and in reasonable detail) of any actual or alleged failure to materially comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any of such franchises or licenses, grants of authority, or of the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any of such franchises or grants of authority.

(c) With respect to the Environmental Control Statutes, Borrowers and Guarantors shall notify Agent when, in connection with the conduct of Borrowers’ or Guarantors’ business or operations, any Person (including, without limitation, EPA or any state or local agency) provides written notification to any Borrower, any Guarantor or any of their Subsidiaries with regard to an actual or imminently threatened removal, spill, release or discharge of hazardous or toxic wastes, substances or petroleum products; and notify Agent immediately (and in detail) upon the receipt by any Borrower or any Guarantor of an assertion of liability under the Environmental Control Statutes, of any actual or alleged failure to comply with or perform, breach, violation or default under any such statutes or regulations or of the occurrence or existence of any facts, events or circumstances which with the passage of time, the giving of notice, or both, could create such a breach, violation or default.

Section 6.6 Notice of Default or Regulatory Trigger Event. Borrowers will promptly (and in any event, within three (3) Business Days) notify Agent of the occurrence of any Default, Event of Default or Regulatory Trigger Event; provided, that Borrowers shall not be obligated to provide such notice in respect of any Regulatory Trigger Event (or Default or Event of Default arising therefrom) to the extent that (but only to the extent that) Borrowers are prohibited by applicable Requirements of Law from disclosing the existence of any such Regulatory Trigger Event or any facts and circumstances related thereto; provided further, if the foregoing proviso is applicable, the Borrowers will use best efforts to obtain from the relevant Persons permission to provide such notice to the Agent and Lenders.

Section 6.7 Existence, Properties. Borrowers and Guarantors will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises and comply in all material respects with all laws applicable to it; (b) maintain, preserve and protect all franchises, licenses and trade names and preserve all the remainder of its property used or useful in the conduct of its business; and (c) maintain in effect insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as shall be consistent with prudent business practices in the industry in which Borrowers and Guarantors operate and furnish to Agent from time to time, upon their request therefor, evidence of same. The Borrowers and Guarantors will provide the Agent with written evidence of policy renewal and payment of premiums no less frequently than annually.

Section 6.8 Payment of Indebtedness; Taxes. Borrowers and Guarantors will (a) pay all of their indebtedness and obligations promptly and in accordance with normal terms; and (b) pay and discharge or cause to be paid and discharged promptly all Taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Borrowers and Guarantors shall not be required to pay and discharge or to cause to be paid and discharged any such indebtedness, Tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrowers or Guarantors shall have set aside on their books adequate reserves (as may be required in accordance with GAAP) with respect to any such indebtedness, Tax, assessment, charge, levy or claim, so contested.

Section 6.9 Notice Regarding Any Plan. Borrowers shall furnish to Agent:

(a) as soon as possible, and in any event within ten (10) days after any senior officer of Borrowers or Guarantors know or have reason to know that any Reportable Event has occurred with respect to any Plan maintained in whole or in part for the employees of a Borrower, a Guarantor or any of their Subsidiaries, a statement of the President or Treasurer of Borrowers and Guarantors setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC; and

(b) promptly (and in any event, within three (3) Business Days) after receipt thereof, a copy of any notice which a Borrower or a Guarantor may receive from the PBGC relating to the intention of a Borrower or Guarantor to terminate any Plan maintained in whole or in part for the benefit of employees of any Borrower, any Guarantor or any of their Subsidiaries or to appoint a trustee to administer any such Plan.

Section 6.10 Other Information. From time to time upon reasonable request of Agent, Borrower Agent and Guarantor will furnish to Agent such additional information and reports regarding the Collateral and the operations, businesses, affairs, prospects and financial condition of the Borrower Parties.

Section 6.11 Litigation. Borrowers, Guarantors and Curo Entities will promptly (and in any event, within three (3) Business Days) notify Agent (a) of any litigation, arbitration or action instituted or, to Borrowers’ or Guarantors’ knowledge, threatened in writing against any Borrower or any Guarantor and (b) of the entry of any judgment or lien against any property of Borrowers or Guarantors, in each case, as applicable, in an amount of Two Hundred Fifty Thousand Dollars ($250,000) or more (provided that with regard to clause (a), the amount in controversy exceeds $250,000) as to any separate action, litigation, arbitration, judgment or lien instituted, threatened or entered or in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more as to all actions, litigation, arbitration, judgments, or liens instituted, threatened or entered.

Section 6.12 Business Location, Legal Name and State of Organization. Borrowers and Guarantors shall notify Agent: (a) at least thirty (30) days prior to: (i) any proposed change in a Borrowers’ or Guarantors’ principal place of business, a Borrowers’ or Guarantors’ legal name or a Borrowers’ or Guarantors’ state of organization; (ii) any additional places of business of any Borrower or any Guarantor; (iii) the change in the names in which a Borrower or a Guarantor conducts business at each such location; (iv) the change of a Borrowers’ or Guarantors’ jurisdiction of organization; and (b) at least one (1) Business Day prior to any proposed change in or additional custodians under any Custodian Agreement (which change in or additional custodian shall be acceptable to Agent in its sole but reasonable discretion). Upon request of Agent, Borrowers and Guarantors will execute and deliver such additional documents, instruments and writings, and take such other action as Agent shall reasonably request to obtain, maintain or continue its perfected and first priority Lien on and security interest in the Collateral.

Section 6.13 Operations. Guarantors and Borrowers shall maintain, or cause to be maintained on their behalf, satisfactory credit underwriting and operating standards, including, with respect to each obligor of each Receivable, the completion of an adequate investigation of such obligor and a determination that the credit history and anticipated performance of such obligor is and will be satisfactory and meets the standards generally observed by prudent finance companies in the business of making unsecured multi-pay consumer installment loans and auto title loans.

Section 6.14 Post-Closing Covenant.

(a) The Borrowers and Guarantors shall on or prior to sixty (60) days after the Closing Date (or such later date as may be approved by the Agent in its sole discretion), deliver additional insured and lenders loss payee endorsements as described in Section 6.16(b).

(b) The Borrowers and Guarantors shall on or prior to sixty (60) days after the Closing Date (or such later date as may be approved by the Agent in its sole discretion), appoint a Backup Servicer that is satisfactory to the Agent in its sole discretion and enter into a Backup Servicing Agreement that is satisfactory to the Agent in its sole discretion.

(c) The Borrowers and Guarantors shall provide thirty (30) days prior written notice to the Agent if any Borrower or Guarantor intends to materially modify any of their business operations or product offerings. The Borrowers and Guarantors shall, (i) in a manner satisfactory to the Agent, cooperate with and assist the Reviewing Parties in connection with any Reviewing Party’s review of any such business operation modifications and new product offers as well as any other regulatory reviews or due diligence related to the business and operations of the Borrowers and Guarantors after the Closing Date, (ii) review and consider in good faith any issues raised by, or comments, recommendations or guidance from, any Reviewing Party with respect to the foregoing and (iii) within thirty (30) days (or such longer period as may be agreed to by the Agent in its sole discretion) of any Borrower’s or Guarantor’s receipt of written notice of any comments, recommendations or guidance from a Reviewing Party, resolve or address any such issues, in each case, in a manner satisfactory to the Agent.

(d) The Borrowers and Guarantors shall appoint, or shall cause to appoint, on or prior to sixty (60) days after the Closing Date (or such later date as may be approved by the Agent in its sole discretion), a Custodian that is satisfactory to the Agent in its sole discretion and shall enter, or shall cause to enter, into a Custodian Agreement that is satisfactory to the Agent in its sole discretion in connection with Eligible Receivables evidenced in electronic form.

(e) Within ninety (90) days of the Closing Date (provided, that such period shall be extended for additional 30 day periods if Borrower is diligently implementing such changes in good faith and the Agent has requested additional changes), the Borrowers shall implement or cause to be implemented the following enhanced policies, procedures and internal controls (to the reasonable satisfaction of the Agent):

(i) In all states and for all consumer loan products that may qualify as Eligible Receivables, revise consumer credit applications to inquire as to sources of income rather than wages;

(ii) Revise applicable collection policies and procedures to comply with all card association rules (including Visa Operating Rule 5.9.10.1);

(iii) Revise the Customer Relations Manual to reflect compliance with the association rules referenced in Section 6.14(e)(ii);

(iv) Provide information to Agent as to how account adjustments are documented for the consumer and whether or not new ACH authorizations are obtained and describe whether state contractual requirements related to these modifications are satisfied;

(v) Develop new debt collection scripts related to CFPB guidance;

(vi) Provide information on the number of Receivables that are pursued in small-claims court directly or through the Collection Agency on behalf of the Curo Entities; and

(vii) To the extent applicable to any particular consumer loan product that may qualify as Eligible Receivables, develop loan-to-value policies and procedures that are implemented in connection with the offering of all consumer loan products.

(f) Within twenty (20) days of the Closing Date, the Borrowers shall deliver, or shall cause to be delivered, to Agent any county-level lien searches in connection with any Originator that was not delivered to Agent on or prior to the Closing Date. Borrowers shall remedy, or shall cause to be remedied, any liens listed in such missing lien searches that are not Permitted Liens.

(g) Within thirty (30) days after the Closing Date (or such later date as may be approved by the Agent in its sole discretion), Borrower shall enter into a Collection Agency Agreement in a form substantially satisfactory to the Agent that shall replace the Collection Agency Agreement entered into as of the Closing Date.

Section 6.15 Further Assurances. Borrowers and Guarantors shall from time to time execute and deliver to Agent such other documents and shall take such other action as may be reasonably requested by Agent in order to implement or effectuate the provisions of, or more fully perfect the rights granted or intended to be granted by Borrowers and Guarantors to Agent pursuant to the terms of this Agreement, the Notes or any other Credit Documents.

Section 6.16 Insurance. Each Borrower and each Guarantor shall (a) maintain in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Borrowers and Guarantors with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers or Guarantors) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Borrowers and Guarantors and (b) cause all such insurance relating to any Property or business of any Borrower and any Guarantor to name Agent as additional insured or lenders loss payee as agent for the Lenders, as appropriate and in form and substance satisfactory to Agent.

Section 6.17 Cash Management Systems.

(a) Each Borrower shall and shall cause each Guarantor to enter into, and cause each depository, securities intermediary or commodities intermediary, including but not limited to any Collection Account Bank, to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account, including but not limited to the Collection Account, maintained by such Person and any account where any Collateral is deposited or located; provided, however, the Curo Concentration Account shall not be required to be subject to a Control Agreement.

(b) The Borrowers shall and shall cause the Guarantors to instruct (or otherwise cause) (i) all account debtors to make payments in respect of Receivables and all other Collateral directly into the Curo Concentration Account and (ii) Curo Intermediate to deposit, on each Business Day, all amounts on deposit in the Curo Concentration Account in respect of Collections into the Collection Account, in accordance with the instructions of the Agent (the “Cash Management System”).

(c) The Borrowers shall and shall cause the Guarantors to not establish any new Cash Management System without the prior written consent of the Agent in its sole discretion, and prior to establishing any such new Cash Management System, the Borrowers shall and shall cause the Guarantors and each bank, financial institution or post office box, as applicable, with which it seeks to establish such a Cash Management System to enter into a control agreement similar to the Control Agreement.

(d) Without the prior written consent of the Agent, the Borrowers shall not, in a manner adverse to the Agent or the Lenders, (A) change the general instructions given to Curo Intermediate in respect of payments on account of Receivables to be deposited in the Cash Management System, or (B) change any instructions given to any bank or financial institution which in any manner redirects the proceeds of any collections in the Cash Management System to any account which is not subject to a control agreement in favor of the Agent.

(e) Notwithstanding the foregoing, in accordance with the terms of the Collection Agency Agreement, the Collection Agency shall be permitted to deposit Collections on Receivables subject to the Collection Agency Agreement in a trust account to be held in trust for the benefit of the Borrowers, and remit such Collections to the Collection Account net of contingency fees due such Collection Agency with respect to such Collections.

(f) The Borrowers acknowledge and agree that the funds on deposit in the Collection Account shall continue to be collateral security for the Obligations secured hereby.

(g) The Borrowers shall, or shall cause, the Agent to have electronic read-only access to each deposit, securities, commodity or similar account, including but not limited to the Collection Account, maintained by any Person where any Collateral is deposited or located.

Section 6.18 Meetings. The Borrowers and Agent shall cause Curo Financial Technologies Corp.’s CLO, CCO and SVP Public Affairs to conduct monthly regulation, legislation and compliance calls with the Agent. Notwithstanding the foregoing, Curo Financial Technologies Corp. shall not be obligated to include Agent in discussions or materials reasonably determined, based upon advice from counsel, by management (i) to represent a conflict of interest for Lender, (ii) to be subject to attorney-client privilege or confidentiality and/or nondisclosure requirements imposed by applicable Requirements of Law or (iii) to otherwise contain highly sensitive or proprietary information (including, but not limited to, IT initiatives, advertising and customer acquisition plans, new product development, acquisitions and strategic alliances, and other ad hoc topics that involve competitive intelligence or strategic plans).

Section 6.19 Borrower Agent as Disregarded Entity. Each Borrower and each Guarantor agrees and represents that Borrower Agent is and shall be treated at all times as a disregarded entity of Curo Intermediate for U.S. tax purposes. The Parties agree to treat and report (including on any Tax Return, audit or any other Tax proceeding) all loans under this Agreement and all Notes (and any loans made thereunder) as debt of Curo Intermediate for U.S. federal income tax purposes, unless otherwise required pursuant to a final non-appealable judgment of a court of competent jurisdiction.

Section 6.20 Board Observation Rights. Each Borrower and each Guarantor agrees to cause Agent to have observation rights at quarterly Board of Directors meetings of Curo Financial Technologies Corp. until such time as the Obligations are paid in full. At each such quarterly meeting, the Agent, at its option, shall be permitted to have a designee attend in-person or via telephone for sessions covering matters relating to Curo Financial Technologies Corp.’s business in the United States including, but not limited to, (a) financial results; (b) operational KPI details (including store performance, internet operations, credit, and collection and servicing); (c) human resources; (d) legal and regulatory updates (to the extent not subject to attorney client privilege or confidentiality requirements imposed by applicable Requirements of Law); and (e) public affairs highlights. At such meetings, Lender shall have the opportunity to ask questions and receive answer from the Board of Directors. The Agent shall be provided, in advance, all materials provided to the Board of Directors for the quarterly meetings except “Diligent Boardbooks” and upon request, the Agent shall receive audit reports (external and internal) and audit committee materials. For the avoidance of doubt, Agent shall not be included in (a) individual committee meetings of the Board of Directors; (b) discussions or materials reasonably determined, based upon advice from counsel, by the Board of Directors (i) to represent a conflict of interest for Lender, (ii) to be subject to attorney-client privilege or confidentiality and/or nondisclosure requirements imposed by applicable Requirements of Law or (iii) to otherwise contain highly sensitive or proprietary information (including, but not limited to, IT initiatives, advertising and customer acquisition plans, new product development, acquisitions and strategic alliances, and other ad hoc topics that involve competitive intelligence or strategic plans).

Section 6.21 Credit Policy Notice. The Credit Parties shall provide Agent with a notice and copy of any modifications, amendments, supplements or changes to the Credit Policy with respect to any Originator that affects any of the Receivables (collectively, a “Modification”) at least fifteen (15) days before the effectiveness of such Modification. If prior to the effectiveness of such Modification, the Agent, in its sole discretion, determines that such Modification is both material and not required pursuant to applicable Requirements of Law, and the Originator accepts or implements such Modification without the prior written consent of the Agent, then the Agent may deem such Modification an Event of Default permitting the Agent to pursue any and all remedies in the Loan Agreement.

Section 6.22 Purchase of Additional Eligible Receivables.

(a) The Borrowers may use funds distributed to them from the Collection Account in accordance with Section 2.4 to purchase additional Eligible Receivables. For the avoidance of doubt, notwithstanding that such purchased receivables are Eligible Receivables and will be included in the Borrowing Base, the Lender will have no obligation to make Loans with respect to any purchased Receivables if the Commitments have been reduced to zero.

(b) The Agent shall, upon satisfaction of the conditions precedent specified in Section 5.3 and in accordance with Section 2.4(b), direct the Collection Account Bank to release funds in the Collection Account in the amount specified in the related Funds Release Request (subject to the Facility Availability), to the Borrowers not later than 1:00 P.M. (New York City time) on the Release Date by wire transfer of same day funds in Dollars, to such account as may be designated in writing to the Collateral Agent by the Borrowers.

ARTICLE 7

NEGATIVE COVENANTS

Each Borrower and each Guarantor covenants and agrees with Agent, Holders and Lenders that until all Obligations (other than unasserted contingent indemnification obligations) have been satisfied in full and the Commitments have expired or otherwise have been terminated, no Borrower or Guarantor will do or permit any of the following:

Section 7.1 Payments to and Transactions with Affiliates. With respect to the Credit Parties (a) make any loan, advance, extension of credit or payment to any Affiliate, officer, employee, member, manager, equity holder or director of any Borrower, any such Guarantor or any of their respective Affiliates or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease or exchange of property, or the rendering or any service, to or with any Affiliate or any equity holder, officer, or employee of any Borrower, any such Guarantor or any of their respective Affiliates except for transactions with or services rendered to any Affiliate of a Borrower or any such Guarantor in the ordinary course of business and pursuant to the reasonable requirements of the business of such Affiliate and upon terms no less favorable to a Borrower or any such Guarantor than such Borrower or such Guarantor would obtain in a comparable arms’ length transaction with a Person not affiliated with a Borrower or any such Guarantor; provided, however, that Borrowers and such Guarantors may in any event, (a) pay a servicing fee to Servicer pursuant to the terms of this Agreement and the Servicing Agreement and (b) enter into the transactions permitted under Sections 7.2, 7.6 and 7.7.

Section 7.2 Restricted Payments. With respect to the Credit Parties, make any Restricted Payment, except that Borrowers and such Guarantors may make payments to the Servicer of the servicing fee in accordance with this Agreement and the Servicing Agreement.

Section 7.3 Indebtedness. With respect to the Credit Parties, borrow any monies or create any Debt except for Permitted Indebtedness.

Section 7.4 Guaranties. With respect to the Credit Parties, guaranty or assume or agree to become liable in any way, either directly or indirectly, for any additional indebtedness or liability of others except to endorse checks or drafts in the ordinary course of business.

Section 7.5 Nature of Business. With respect to each Credit Party, engage in any business other than the business in which such Borrower or Guarantor currently is engaged or make any material change in the nature of the financings which such Borrower or Guarantor is permitted to extend hereunder (including without limiting the generality of the foregoing, matters relating to size, type, term, nature and dollar amount).

Section 7.6 Sale of Assets/Negative Pledge. With respect to the Credit Parties, sell, assign, discount, pledge, grant a Lien in, encumber or otherwise dispose of any Receivables or the Collateral, except for Permitted Liens and as otherwise provided herein and except for the following:

(a) dispositions of Cash Equivalents in the ordinary course of business made to a Person that is not an Affiliate of any Borrower, any such Guarantor or Subsidiary;

(b) transactions permitted under Sections 7.2 or 7.7;

(c) sale of Charged Off Receivables in the ordinary course; and

(d) creation of Permitted Liens.

Section 7.7 Investments. With respect to the Credit Parties, make any investments in any other Person except for such investments as Agent may approve in its sole but reasonable discretion; or enter into any new business activities or ventures not related to such Borrower’s or such Guarantor’s business existing as of the date of this Agreement except for:

(a) investments in cash and Cash Equivalents;

(b) investments in Receivables pursuant to the Credit Documents; and

(c) investments in deposit accounts and securities accounts maintained in the ordinary course of business.

Section 7.8 Subsidiaries. With respect to the Credit Parties, without the prior written consent of the Agent, create or form any Subsidiaries.

Section 7.9 Mergers and Acquisitions. With respect to the Credit Parties, except for such transactions as Agent may approve in its sole discretion, acquire any assets or shares of stock of or other equity interest in any Person, or be a party to any consolidation or merger.

Section 7.10 Use of Proceeds. With respect to the Credit Parties, use the proceeds of any loan or advance made by Agent, Holders or Lenders hereunder for purposes other than as permitted by Section 2.5 herein.

Section 7.11 Ownership and Management. With respect to the Credit Parties, allow any Change of Control.

Section 7.12 Amendment to Material Contracts. With respect to the Credit Parties, amend or permit the amendment of the Loan Sale Agreement, the Loan Transfer Agreement or the Collection Agency Agreement.

Section 7.13 No Negative Pledges. With respect to the Credit Parties:

(a) Permit any of their Subsidiaries, to (i) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Borrower or any such Guarantor to pay dividends or make any other distribution on any of such Borrowers’ or such Guarantors’ Stock or to pay fees, including management fees, or make other payments and distributions to any Borrower or any such Guarantor or (ii) directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired, except, in the case of clauses (i) and (ii), the following: (1) this Agreement and the other Credit Documents, (2) in connection with any document or instrument governing Permitted Liens, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens, (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Borrower or any such Guarantor to secure the Obligations or (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted under Section 7.6 pending the consummation of such disposition or (c) restricts subletting or assignment of any lease governing a leasehold interest of a Borrower or such Guarantor.

(b) Issue any Stock (i) if such issuance would result in an Event of Default and (ii) unless such Stock is pledged to Agent, for the benefit of the Lenders or Holders, as security for the Obligations, on substantially the same terms and conditions as the Stock of Borrower Agent is pledged to Agent as of the Closing Date.

Section 7.14 Changes in Accounting, Name and Jurisdiction of Organization. With respect to the Credit Parties, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP and (ii) change their Fiscal Year or method for determining their Fiscal Quarters.

Section 7.15 OFAC; USA PATRIOT Act. With respect to the Credit Parties, fail to comply in any material respect with the laws, regulations and executive orders referred to in Section 4.24 and Section 4.25.

Section 7.16 Right of First Refusal. In the event Borrowers or any other Subsidiary of Curo Financial Technologies Corp. (any such Person, a “New Borrower”) undertakes to enter into an additional or subsequent credit facility (the “New Credit Facility”), Agent and its designees shall have a right of first refusal (but not an obligation) to provide such New Credit Facility on the same material terms and conditions (as such term is described below) as would be provided by such third parties or on terms and condition no less favorable (as mutually agreed by Agent and the New Borrower) to New Borrower than would be provided by such third-party, pursuant to the following terms:

(a) The Borrowers shall provide Agent written notice (a “New Credit Facility ROFR Notice”) describing the New Credit Facility and the terms and conditions thereof (collectively, the “New Credit Facility Opportunity”). The Agent and its designees shall have ten (10) days from the date of the Agent’s receipt of a New Credit Facility ROFR Notice to agree to provide such New Credit Facility pursuant to the New Credit Facility Opportunity.

(b) If the Agent and its designees fail to exercise such right of first refusal within said ten (10)-day period with respect to the New Credit Facility Opportunity, then the New Credit Facility Opportunity may be offered to a third-party upon terms and conditions that are substantially comparable or more favorable to (including economic terms that are substantially identical or more favorable to) the New Borrower than, the material terms and conditions as are specified in the applicable New Credit Facility ROFR Notice. Such “material terms and conditions” will include (1) aggregate principal amount, (2) pricing (including, without limitation, interest rate; closing, commitment, structuring, arrangement or similar fees; and original issue discount) and payment terms, (3) term and/or duration, and (4) financial covenants, borrowing base or availability, material conditions to borrowing, and similar restrictions. In the event the New Credit Facility Opportunity has not been consummated within the one hundred eighty (180)-day period from the date of the applicable New Credit Facility ROFR Notice, the New Credit Facility Opportunity may not be offered by the Borrowers to any third-party without again offering such New Credit Facility Opportunity to the Agent in the manner provided above. Notwithstanding the foregoing to the contrary, unless the proceeds of any such New Credit Facility Opportunity shall be used promptly to repay in full in cash all Obligations, the provisions of this Section 7.16 shall be subject to the restrictions contained in Sections 7.3 and 7.6 hereof.

(c) No obligations by the Borrowers or any other Subsidiary of Curo Financial Technologies Corp. shall exist under this Section 7.16 to provide the Agent with a right of first refusal with respect to such New Credit Facility Opportunity if the all-in cost of capital with respect to any New Credit Facility Opportunity, as determined by Borrowers in good faith, is less than eight percent (8%) per annum. In addition, such right shall not apply to any indebtedness issued to the holders of the 12.00% Senior Cash Pay Notes due 2017 issued pursuant to the Indenture dated as of February 14, 2013 between Wilmington Trust, National Association as Trustee and Speedy Group Holdings Corp. as the Issuer or the 10.75% Senior Secured Notes due 2018 issued pursuant to the Indenture dated as of May 12, 2011 among Speedy Cash Intermediate Holdings Corp. as the Issuer and the Guarantors party hereto and Wilmington Trust FSB as Trustee and Collateral Agent in connection with a purchase of, or tender offer, exchange offer for or other extinguishment of any such existing bonds.

(d) The rights under this Section 7.16 shall terminate upon the earlier to occur of (i) the termination of the Obligations and (ii) a Change of Control of the Borrower; provided that if the Obligations are terminated by a capital contribution from Borrower’s direct or indirect parent, this Section 7.16 shall terminate six (6) months after the date of such capital contribution.

ARTICLE 8

EVENTS OF DEFAULT

Each of the following events shall constitute an “Event of Default” under this Agreement:

Section 8.1 Failure to Make Payments. The failure of Borrowers to make any payment of principal or interest under the Notes or this Agreement or any other payment hereunder including the amount of any Borrowing Base Deficiency or in respect of any other Obligation within three (3) Business Days of becoming due.

Section 8.2 Information, Representations and Warranties. Any representation or warranty made by any Credit Party herein or in any certificate or instrument delivered by any Credit Party in connection herewith or any other Credit Document shall be false, misleading or incorrect in any material respect at the time made or deemed made or furnished.

Section 8.3 Covenants. Except as otherwise provided for in Sections 8.1 and 8.3(b), (a) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant contained in this Agreement, or contained in any other Credit Document (subject to any applicable grace or cure period in such other Credit Document), which is not cured within twenty-five (25) days after the earlier of (x) the date on which such failure or neglect shall first become known to any officer of a Borrower or a Guarantor or the date when any such officer of a Borrower or a Guarantor should reasonably have known or been aware thereof, whichever is earlier, or (y) the date on which written notice thereof is given to Borrower Agent or a Guarantor by Agent, or (b) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition or covenant, contained in Sections 6.2, the third sentence of 6.3, 6.4, 6.6, 6.11, 6.12, 6.14, 6.15, 6.16, 6.17, 6.19, 6.21, and Article 7 hereof.

Section 8.4 Collateral. At any time after the grant to Agent for the benefit of Lenders and Holders of a security interest in or Lien upon any Collateral, Agent’s interest therein shall for any reason cease to be a valid and subsisting first priority Lien (other than with respect to Permitted Liens) in favor of Agent and/or a valid and perfected first priority security interest in and to the Collateral purported to be covered thereby having the priority set forth therein.

Section 8.5 Defaults Under Other Agreements. Any default by any Borrower or any Guarantor under any agreement to which such Borrower or such Guarantor is a party and with respect to which the amount claimed exceeds Five Hundred Thousand Dollars ($500,000), singly or in the aggregate or any acceleration or redemption of indebtedness of any Borrower or any Guarantor after any such default regardless of monetary amount.

Section 8.6 Certain Events. The occurrence of any of the following with respect to any Borrower or any Guarantor:

(a) Voluntary Proceedings. It shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due as defined in the Bankruptcy Code, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code, (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

(b) Involuntary Proceeding. A proceeding or case shall be commenced against it without its application or consent in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of debts, of it, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed or unstayed and in effect, for a period of sixty (60) days, or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code.

(c) Reportable and Other Events. (i) The occurrence of any Reportable Event which Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the United States District Court of a trustee to administer any Plan; (ii) the institution by the PBGC of proceedings to terminate any Plan; or (iii) the failure of any Borrower, any Guarantor or any Subsidiary of Curo Intermediate to meet the minimum funding standards established in Section 412 of the Code.

(d) Suspension of Activities. Any Borrower or any Guarantor liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course whether done voluntarily or pursuant to a court, regulatory or other order or directive.

(e) Judgments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of Five Hundred Thousand Dollars ($500,000) (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage or which has not been paid with proceeds of an equity issuance) shall be entered or filed against any Borrower or any Guarantor or any of their respective assets and shall remain undischarged, unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process).

(f) Collateral Performance. A Level II Trigger Event shall occur and be continuing.

Section 8.7 Possession of Collateral. A judgment creditor of any Borrower or any Guarantor shall take possession of any of the Collateral by any means including without limitation, by levy, distraint, replevin, self-help, seizure or attachment.

Section 8.8 Guarantor. Any Guarantor shall repudiate, purport to revoke or fail to perform any such Guarantor’s obligations under the Guaranty and Security Agreement or any other Credit Document to which it is party or any individual Guarantor shall die or a petition shall be filed by or against any Guarantor under the Bankruptcy Code naming such Guarantor as a debtor.

Section 8.9 Credit Documents. An event of default following the expiration of any cure period (however defined) shall occur under any Credit Document other than this Agreement or any material provision of any Credit Document shall at any time for any reason be declared to be null and void or the validity or enforceability thereof shall be contested by any Borrower or any Guarantor. Any Borrower or any Guarantor shall in writing rescind or repudiate any Credit Document or any of its obligations under any Credit Document or any material term thereof shall cease to be, or is asserted by any Borrower or any Guarantor not to be, a legal, valid and binding obligation of any Borrower or any Guarantor enforceable in accordance with its terms.

Section 8.10 Hedging Agreements. Any material default by Borrowers or Guarantors under any Hedging Agreement.

Section 8.11 Regulatory Trigger Event. The occurrence of any Regulatory Trigger Event or any other regulatory event, regulatory change or pending or threatened (in writing) proceeding that could reasonably be expected to cause any Borrower or any Guarantor to be unable to comply with any of its financial covenants or questions any Borrower’s or any Guarantor’s ability to remain a going concern.

Section 8.12 Key Person Event. Don Gayhardt (along with his permitted successors as determined hereunder, a “Key Person”) shall, at any time for any reason, cease to be the employed by the Borrower Parties in the same position and with duties substantially similar to those held as of the Effective Date, unless a replacement (with, other than in the case of a Pre-Approved Replacement, the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed) shall have been appointed and employed (including on an interim basis) within ninety (90) days of such Key Person’s cessation of such employment;

Section 8.13 Change of Control. The occurrence of a Change of Control.

Section 8.14 Minimum Liquidity. CURO Intermediate, together with its consolidated Subsidiaries, shall fail to maintain cash and Cash Equivalents at any one time in an amount equal to or greater than $25,000,000.

Section 8.15 Backup Servicing Agreement. The Backup Servicing Agreement or any provision thereof shall cease to be in full force or effect.

ARTICLE 9

REMEDIES OF AGENT AND WAIVER

Section 9.1 Agent’s Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may cease the requirement to make Advances hereunder and/or suspend or terminate, in whole or in part, the Commitments. Upon the occurrence and during the continuance of an Event of Default, Agent may (i) immediately terminate this Agreement or (ii) declare the Obligations immediately due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrowers and Guarantors hereby expressly waive. Upon such occurrence and/or declaration, Agent shall have, in addition to the rights and remedies given to it by the Notes, this Agreement and the other Credit Documents, all the rights and remedies of a secured party as provided in the UCC (regardless of whether such Code has been adopted in the jurisdiction where such rights and remedies are asserted) and without limiting the generality of the foregoing, and without demand of performance and without other notice (except as specifically required by the Notes, this Agreement or the documents executed in connection herewith) or demand whatsoever to Borrowers or Guarantors, all of which are hereby expressly waived, Agent may, in addition to all the rights conferred upon it by law, exercise one or more of the following rights successively or concurrently: (a) to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrowers and Guarantors hereby expressly waive), (b) to lawfully dispose of the whole or any part of the Receivables or any other Collateral, or any other Property, instrument or document pledged as security for any Obligation at public or private sale, with the right on the part of Agent or their respective nominees to become the purchaser thereof as provided by law absolutely freed and discharged from any equity of redemption, and all trusts and other claims whatsoever; (c) after deduction of all legal and other costs and expenses permitted by law, including attorneys’ fees, to apply the Collateral or all or any portion of proceeds thereof on account of, or to hold as a reserve against, all Obligations; and (d) to exercise any other rights and remedies available to it by law or agreement. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable law. Notice of any sale or disposition of Collateral shall be given to Borrowers and Guarantors at least ten (10) days before any intended public sale or the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrowers and Guarantors agree shall be reasonable notice of such sale or other disposition. Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 8.6(a) or (b), the Commitments shall immediately terminate and the Loan made pursuant to this Agreement and all other Obligations, together with all accrued interest, shall be immediately due and payable in full without presentment, demand, or protest or notice of any kind, all of which Borrowers and Guarantors hereby expressly waive.

Section 9.2 Waiver and Release by Borrowers. To the extent permitted by applicable law, each Borrower and each Guarantor: (a) waives (i) presentment and protest of the Notes and this Agreement or any Receivables held by Agent on which any Borrower or any Guarantor is any way liable and (ii) notice and opportunity to be heard, after acceleration in the manner provided in Article 9 of this Agreement, before exercise by Agent of the remedies of self-help or set-off permitted by law or by any agreement with any Borrower or any Guarantor, and except where required hereby or by law, notice of any other action taken by Agent; and (b) releases Agent, Lenders, Holders and their respective officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of Agent, Lenders, Holders or their respective officers, attorneys, agents and employees, except willful misconduct or gross negligence.

Section 9.3 No Waiver. Neither the failure nor any delay on the part of Agent or any Lender or Holder to exercise any right, power or privilege under the Notes or this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other further exercise of any right, power or privilege.

Section 9.4 Commitment Termination Fee and Prepayment Fee. The Prepayment Fee and the Commitment Termination Fee shall become immediately due and owing in the event of any acceleration of the Obligations whether at the election of Agent or automatically pursuant to the terms of this Agreement. The Prepayment Fee, as well as the Commitment Termination Fee, shall be secured by all security and collateral for the Obligations and shall, after it becomes due and payable, be treated as if it were added to the Obligations for all purposes including accrual of interest, foreclosure (whether through power of sale, judicial proceeding, or otherwise) (“Foreclosure Sale”), redemption, and bankruptcy (including pursuant to Section 506 of the Bankruptcy Code or any successor provision); without limiting the generality of the foregoing, it is understood and agreed that the Prepayment Fee, as well as the Commitment Termination Fee, may be added to Agent’s bid at any Foreclosure Sale. If a Prepayment Fee or a Commitment Termination Fee is due hereunder, Agent shall deliver to the Borrower Agent a statement setting forth the amount and determination of the Prepayment Fee or Commitment Termination Fee, and, provided that Agent shall have in good faith applied the formula described in the definition of “Prepayment Fee” or “Commitment Termination Fee”, as applicable, the Borrower Agent shall not have the right to challenge the calculation or the method of calculation set forth in any such statement in the absence of manifest error, which calculation may be made by Agent on any day during the thirty (30) day period preceding the date of such prepayment; provided, however, that delivery of such statement shall not be a condition to such Prepayment Fee or Commitment Termination Fee becoming immediately due and owing in accordance with this Section 9.4. Each Borrower and each Guarantor acknowledges that the above described fees are estimates of Lenders’ and Holders’ damages in the event of early termination and is not a penalty. In the event of termination of the Commitments established pursuant to this Agreement, all of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers and Guarantors contained in the Credit Documents shall survive any such termination, and Agent shall retain its liens in the Collateral and all of its rights and remedies under the Credit Documents notwithstanding such termination until Borrowers have paid the Obligations to Agent, Holders and Lenders, in full, in immediately available funds, together with the applicable fees, if any.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Indemnification and Release Provisions. Each Borrower and each Guarantor hereby agrees to defend Agent, Holders and Lenders and their directors, officers, agents and employees and attorneys from, and hold each of them harmless against, any and all losses, liabilities (including without limitation settlement costs and amounts), claims, damages, interests, judgments, costs, or expenses, including without limitation, reasonable and documented fees and disbursements of attorneys, incurred by any of them arising out of or in connection with or by reason of this Agreement, the making of the Loan or any Collateral, or any other Credit Document, or related transaction, including without limitation, any and all losses, liabilities, claims, damages, interests, judgments, costs or expenses relating to or arising under any Consumer Finance Laws or Environmental Control Statute or the application of any such statute to Borrowers’ or Guarantors’ properties or assets (provided, however, that the indemnification in this Section 10.1 shall not extend to any Taxes, however denominated, or any costs attributable to any Taxes, including without limitation penalties and interest), other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Each Borrower and each Guarantor hereby releases Agent, Holders, Lenders and their respective directors, officers, agents, employees and attorneys from any and all claims for loss, damages, costs or expenses caused or alleged to be caused by any act or omission on the part of any of them, other than such loss, damage cost or expense which has been determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of Agent, Holders and Lenders. All obligations provided for in this Section 10.1 shall survive any termination of this Agreement or the Commitments and the repayment of the Loan.

Section 10.2 Amendments.

(a) Neither the amendment or waiver of any provision of this Agreement or any other Credit Document, nor the consent to any departure by Borrowers or Guarantors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, Guarantors and Borrowers, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all Lenders and Holders, do any of the following: (a) increase or extend the Commitments of Lenders, (b) except as otherwise expressly provided in this Agreement, reduce the interest payable under this Agreement, (c) postpone any date fixed for any payment in respect of principal of, or interest on, the Loans or any fees hereunder, (d) change the percentage of the Commitments, or any minimum requirement necessary for Lenders or Holders to take any action hereunder, (e) amend or waive this Section 10.2, (f) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any Property of Borrowers or Guarantors permitted under this Agreement, release any Liens in favor of Lenders or Holders on all or substantially all of the Collateral, (g) permit any Borrower or Guarantor to delegate, transfer or assign any of its obligations to any Lender or Holder and (h) release any Guarantor from its obligations and liabilities under the Guaranty and Security Agreement or the other Credit Documents, and, provided, further, that no amendment, waiver or consent affecting the rights or duties of Agent under any Credit Document shall in any event be effective, unless in writing and signed by Agent, as applicable, in addition to Lenders and

Holders required hereinabove to take such action. In addition, Borrowers, Guarantors and Lenders hereby authorize Agent and Holders to modify this Agreement by unilaterally amending or supplementing Schedule I from time to time in the manner requested by Borrowers, Guarantors, Agent or any Lender or Holder in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that Agent shall promptly deliver a copy of any such modification to Borrowers, Guarantors and each Lender and Holder. Without regard to any other provision hereof, if any Lender or Holder (for such purpose, a “Dissenting Lender”) dissents to any action Agent desires to take requiring either the unanimous consent of Lenders or Holders or fails to respond to Agent within five (5) Business Days of Agent’s request for a consent, any Borrowers or any Guarantors (if no Event of Default or Default is outstanding and with the prior written consent of Agent, in its sole and absolute discretion) or Agent may compel such Dissenting Lender to assign its entire Commitment (either to one or more existing Lenders, Holders or other financial institution(s) who is to become a Lender or Holder, as applicable, pursuant to the terms hereof) so long as (i) such Dissenting Lender receives written notice of such intended assignment (and the proposed effective date thereof) within one hundred twenty (120) days of its providing its dissent to Agent or such Dissenting Lender failing to respond to Agent within the required five (5) Business Day period and the effective date of such intended assignment is not later than ten (10) days thereafter and (ii) the Dissenting Lender receives full payment on the effective date of such assignment of its entire portion of the outstanding Obligations, with accrued interest and unpaid fees to such date (but excluding any otherwise applicable early termination fee under Section 2.8(a)).

Section 10.3 APPLICABLE LAW. THIS AGREEMENT AND ALL DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.4 Notices. All communications provided for hereunder shall be in writing and shall be deemed to have been delivered, if delivered in person, or sent by certified mail, postage pre- paid, return receipt requested, by reliable overnight courier or by E-mail, as follows:

If to the Agent or any Holder:

Victory Park Management, LLC

227 W. Monroe Street, Suite 3900

Chicago, Illinois 60606

Telephone:     (312) 705-2786

Facsimile:      (312) 701-0794

Attention:       Scott R. Zemnick, General Counsel

E-mail:           szemnick@vpcadvisors.com

with a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Telephone: (312) 902-5297 and (312) 902-5495

Facsimile: (312) 577-8964 and (312) 577-8854

Attention: Mark R. Grossmann, Esq. and Scott E. Lyons, Esq.

E-mail: mg@kattenlaw.com andscott.lyons@kattenlaw.com

If to Borrowers:

CURO Receivables Finance I, LLC

c/o CURO Management LLC

3527 North Ridge Road

Wichita, KS 67205

Attention: Don Gayhardt

E-Mail: don.gayhardt@curo.com

With a copy to:

CURO Financial Technologies Corp.

3527 North Ridge Road

Wichita, KS 67205

Attention: Vin Thomas

E-Mail: vinthomas@curo.com

If to CURO Receivables Holdings I, LLC:

CURO Receivables Holdings I, LLC

c/o CURO Management LLC

3527 North Ridge Road

Wichita, KS 67205

Attention: Don Gayhardt

E-Mail: don.gayhardt@curo.com

With a copy to:

CURO Financial Technologies Corp.

3527 North Ridge Road

Wichita, KS 67205

Attention: Vin Thomas

E-Mail: vinthomas@curo.com

If to any Lender:

To the address set forth on Schedule I

If any Curo Entity:

c/o CURO Management LLC

3527 North Ridge Road

Wichita, KS 67205

Attention: Don Gayhardt

E-Mail: don.gayhardt@curo.com

or to such other address as any party shall specify to the other party in writing in accordance with this Section 10.4.

Section 10.5 Termination and Release. This Agreement shall not terminate until all amounts due under the Notes, this Agreement and any other Credit Document and other Obligations (other than unasserted contingent obligations), together with all interest and costs due, shall have been paid in full and the Commitments have expired or otherwise have been terminated. Upon such termination and payment of amounts owing under this Agreement, the Collateral securing the Loan, the Notes, this Agreement and the other Obligations shall be released from the provisions of this Agreement and any right, title and interest of Agent in or to the same shall cease. Thereafter, Agent agrees to deliver to Borrowers and Guarantors such documents as Borrowers and Guarantors request to release of record any security interest or lien of Agent in the Collateral.

Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signature by facsimile or electronic transmission shall bind the parties hereto.

Section 10.7 Costs, Expenses and Taxes. Borrowers agree to pay promptly (and in any event, within three (3) Business Days) upon demand reasonable and documented out-of-pocket legal fees and other out-of-pocket expenses of Agent and each Lender related to the preparation, negotiation, documentation, execution, filing or delivery of this Agreement, any Senior Participation Agreement or any other Credit Document and any and all waivers, amendments or modifications of any Senior Participation Agreement or any of the Credit Documents or any of the terms and provisions thereof. In any calendar year, the Agent and the Lenders shall be permitted to conduct audits and inspections in accordance with this Agreement, any Senior Participation Agreement and any other Credit Documents. The Borrowers shall reimburse the Agent and Lenders for up to four (4) such audits or inspections in any calendar year in an amount not to exceed $200,000 in the aggregate, and any additional audits or inspections will be conducted at the sole expense of the Agent and the Lender; provided and notwithstanding the foregoing, upon the occurrence of an Event of Default, any such audit or inspection will be conducted at the sole expense of the Borrowers without regard to such reimbursement cap. Borrowers shall also pay promptly (and in any event, within three (3) Business Days) upon demand therefor all reasonable out-of-pocket fees (including without limitation, legal fees and expenses), costs and other expenses incurred by Agent and each Lender in connection with collection of the Loan, the maintenance or preservation of the security interest in the Collateral, the sale, disposition or other realization on the Collateral, or the enforcement of Agent’s, Holders’ and Lenders’ rights hereunder, under any Senior Participation Agreement or under any Credit Document, including, without limitation, such fees, costs and expenses incurred by Agent which Agent, in its reasonable business judgment, deems reasonably necessary to preserve or protect the business conducted by Borrowers, the Guarantors the Collateral, or any portion thereof. In addition, Borrowers shall also pay any and all Other Taxes or filing fees payable or determined to be payable in connection with the execution and delivery of the Notes and this Agreement, the Collateral and other documents to be delivered hereunder, and agrees to save Agent, Holders and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in payment or omission to pay such Taxes.

Section 10.8 Participations and Assignments.

(a) This Agreement shall bind and inure to the benefit of each signatory, its successors and assigns; provided, however that, Borrowers and Guarantors shall not have the right to assign or delegate their obligations and duties under this Agreement or any other Credit Documents or any interest therein except with the prior written consent of Agent.

(b) Notwithstanding subsection (c) of this Section 10.8, nothing herein shall restrict, prevent or prohibit any Lender or Holder from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender or Holder from such Federal Reserve Bank, (ii) granting assignments in such Lender’s or Holder’s Loans hereunder to its parent and/or to any affiliate of such Lender or Holder or to any existing Lender or Holder or affiliate thereof or (iii) granting participations in such Lender’s or Holder’s Loans hereunder to any Person. Any Lender or any Holder may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender or such Holder except to the extent such transfer would result in increased costs to Borrower.

(c) Each Lender or Holder may, with the prior written consent of Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Notes. In connection with each assignment: (i) the parties thereto shall execute and deliver to Agent, for its acceptance (if properly completed and executed in accordance with the terms hereof) and recording in its books and records, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) to be paid by the assignee, (ii) no such assignment shall be for less than Five Million Dollars ($5,000,000), provided, further, that the assignee (and each subsequent assignee) thereof shall be permitted to assign the rights and obligations assigned to it to another Person) or, if less, the entire remaining Commitment of such Lender or Holder, each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of both the Commitment of such Lender or such Holder and all Loans of such Lender or such Holder; provided and notwithstanding the foregoing, the recordation fee in the foregoing clause (i) and the assignment restrictions in the foregoing clause (ii) shall not be applicable with respect to any assignment to a Person who is an affiliate of the Agent or a Lender. Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (“Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender or a Holder hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 10.1 which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s or Holder’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) Promptly (and in any event, within three (3) Business Days) after demand by Agent, Borrowers shall execute and deliver to Agent in exchange for any surrendered Note or Notes (which the assigning Lender or Holder agrees to promptly deliver to Borrowers) a new Note or Notes to the assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender or Holder has retained a Commitment hereunder, a new Note or Notes to the assigning Lender or Holder in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall re-evidence the indebtedness outstanding under the old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall otherwise be in substantially the form of the Note or Notes subject to such assignments.

(e) Each Lender and each Holder may, with the prior written consent of Agent, but without the consent of any other Lender or (except as set forth below) Borrowers, sell participations to one or more parties (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided, that so long as no Event of Default has occurred and is continuing, the consent of the Borrowers shall be required for the sale to any Participant that is or is an Affiliate of, a Competitor of any Originator or the Curo Entities; provided further that if such Lender or Holder obtains the consent required under this clause (e) then (i) such Lender’s or Holder’s obligations under this Agreement (including, without limitation, its Commitment to Borrowers hereunder) shall remain unchanged, (ii) such Lender or Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender or Holder shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrowers, Agent, Holders and the other Lenders shall continue to deal solely and directly with such Lender or Holder in connection with such Lender’s or Holder’s rights and obligations under this Agreement (v) except as may otherwise be provided in the operative documentation governing such participation, the consent of such participant shall not be required (either directly, as a restraint on such Lender’s or Holder’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Credit Document or to exercise or refrain from exercising any powers or rights such Lender or Holder may have under or in respect of the Credit Documents (including the right to enforce or direct enforcement of the Obligations), and (vi) such Lender or Holder shall not transfer, grant, assign or sell any participation under which the Participant shall have rights to approve any amendment or waiver of this Agreement. The Borrowers agrees that each Participant shall be entitled to the benefits of Section 2.10 and Section 10.17 (subject to the requirements and limitations therein, including the requirements under Section 10.17(d)) to the same extent as if it were a Lender or Holder and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.10(b) and Section 10.17 as if it were an assignee; and (B) shall not be entitled to receive any greater payment under Section 10.17, with respect to any participation, than its participating Lender or Holder would have been entitled to receive, unless (if no Default or Event of Default is outstanding) the Borrowers gave prior written consent (not to be unreasonably withheld or delayed) to the grant of such participation and then only to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.

(f) Each Lender and Each Holder agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Advance, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(g) In connection with the efforts of any Lender or any Holder to assign its rights or obligations or to participate interests, Agent or such Lender or such Holder may disclose any information in its possession regarding Borrowers and Guarantors, their finances and/or Property subject to the prospective assignee or participant agreeing to confidentiality restrictions substantially as set forth in Section 10.13. By executing and delivering an Assignment and Acceptance, the assigning Lender or Holder thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender or Holder makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document furnished pursuant hereto; (ii) such assigning Lender or Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or Guarantors or the performance or observance by Borrowers or Guarantors of any of their obligations under this Agreement or any other Credit Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender, Holder or any other Lender or Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Holder.

(h) Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain at its principal executive office (or such other office or agency of the Agent as it may designate from time to time) a register (the “Register”) showing the principal amount (and stated interest) of the Commitments, and Loans and Notes held by each Lender and each Holder, the Advances owing to each Lender and each Holder, and the interests therein of each Lender and each Holder, from time to time, and such Register shall, absent manifest error, conclusively be presumed to be correct and accurate. Agent shall update the Register to reflect any assignments under this Section 10.8. Notwithstanding anything to the contrary contained in this Agreement, the Notes and Loans made under this Agreement are registered obligations and the right, title, and interest of each Holder, each Lender and their assignees in and to such Notes (or any rights under this Agreement) shall be transferable only upon notation of such transfer in the Register.

It is the intent of the parties hereto that the Obligations and interests therein be in “registered form” for purposes of Code  Sections  163(f), 871(h) and 881(c) and Treasury Regulations Sections 5f.103-1(c), and 1.871-14, and the provisions of this Section 10.8 shall be interpreted and applied consistently with such purpose. The Register shall be available for inspection by the Borrower Agent and any Lender and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

(i) Any Lender and any Holder that sells participations shall maintain a register on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Commitments and Loans (or other rights or obligations) held by it (each, a “Participant Register”). The entries in each Participant Register shall be conclusive, absent manifest error, and such Lender and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender and such Holder shall be acting as the non-fiduciary agent of the Borrower, solely for purposes of applicable United States federal income tax law. Each Participant Register shall be available for inspection by the Borrower Agent and Agent from time to time upon reasonable prior notice. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(j) For purposes of clarification, subject to the Register requirements of clause (h) above, a Lender or a Holder may assign (i) all or a portion of such Lender’s or such Holder’s outstanding Notes (and its corresponding rights and obligations hereunder in connection therewith) with or without an assignment of all or a portion of such Lender’s or such Holder’s portion of the Commitments or (ii) any current or future commitment, right or obligation to make any additional loans under such Notes or this Agreement or to purchase any Notes or to lend or relend any amount (collectively, the “Excluded Rights and Obligations”). Any assignee of all or a portion of a Lender’s or a Holder’s outstanding Notes (and its corresponding rights and obligations hereunder in connection therewith) who shall not have also been assigned all or a portion of such Lender’s or such Holder’s Commitment and other Excluded Rights and Obligations (such assignment, a “Principal Only Assignment”), shall be deemed a “Holder” and not a “Lender” hereunder, and all or such portion of the Notes held by such Lender or such Holder that shall have been assigned to such Holder pursuant to the Principal Only Assignment shall be evidenced by and entitled to the benefits of this Agreement and, if requested by such Holder, a Note payable to such Holder in an amount equal to the principal amount of outstanding Notes as shall have been assigned to such Holder pursuant to such Principal Only Assignment. For the avoidance of doubt, any Assignee of a Principal Only Assignment shall have no obligation to purchase any Notes. For purposes of determining whether the Borrowers have reached the Revolving Loan Maximum Principal Amount or Term Loan Maximum Principal Amount, any principal amount of Notes outstanding with respect to a Principal Only Assignment shall be included in such determination.

Section 10.9 Effectiveness of Agreement. Anything to the contrary in this Agreement notwithstanding, the provisions hereof shall not be effective until this Agreement is: (a) duly executed, and delivered by authorized officers of Borrowers to Agent; and (b) duly signed by an authorized officer of each of Agent, Holders and Lender.

Section 10.10 JURISDICTION AND VENUE. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWERS AND GUARANTORS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH JURISDICTION. BORROWERS AND GUARANTORS AGREE THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWERS AND GUARANTORS.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO AND THE GUARANTORS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY CREDIT DOCUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT, HOLDERS AND LENDERS TO ENTER INTO THIS AGREEMENT.

Section 10.12 REVIEW BY COUNSEL. BORROWERS AND GUARANTORS ACKNOWLEDGE THAT THEY HAVE HAD THE ASSISTANCE OF COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND, SPECIFICALLY, SECTIONS 10.10 AND 10.11 HEREOF, AND FURTHER ACKNOWLEDGE THAT THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF JURISDICTION AND VENUE OBJECTION AND JURY TRIAL HAVE BEEN FULLY EXPLAINED TO BORROWERS AND GUARANTORS BY THEIR COUNSEL.

Section 10.13 Confidentiality; Sharing Information. Agent, each Holder and each Lender shall hold all non-public information obtained by Agent or such Lender or such Holder pursuant to the requirements of this Agreement in accordance with Agent’s or such Lender’s or such Holder’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Holder and each Lender may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Holder or any Lender, (c) to a prospective participant, lender or holder to the extent such prospective participant, lender or holder agrees to keep such confidential information confidential on a basis similar to the terms of this Section 10.13 and (d) as required or requested by any governmental authority or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law, Agent, each Holder and each Lender shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower or applicable Guarantor of the applicable request for disclosure of such non-public information (A) by a governmental authority or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or Holder by such governmental authority) or (B) pursuant to legal process and (ii) in no event shall Agent, any Holder or any Lender be obligated to return any materials furnished by any Borrower or any Guarantor other than those documents and instruments in possession of Agent, any Holder or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower and each Guarantor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or such Guarantor or one or more of their respective Affiliates (in connection with this Agreement or otherwise) by any Lender, any Holder or by one or more of their respective Subsidiaries or Affiliates and each Borrower and each Guarantor hereby authorizes each Lender and each Holder to share any information delivered to such Lender or such Holder by such Borrower or such Guarantor pursuant to this Agreement, or in connection with the decision of such Lender or such Holder to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender or such Holder, it being understood that any such Subsidiary or Affiliate of any Lender or any Holder receiving such information shall be bound by the provisions of this Section 10.13 as if it were a Lender or a Holder hereunder. Such authorization shall survive the repayment of the Obligations and the termination of this Agreement.

Section 10.14 USA PATRIOT Act Notice. Agent hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, Agent, Holders and Lenders are required to obtain, verify and record information that identifies Borrowers, including their legal names, address, tax ID numbers and other information that will allow Agent, Holders and Lenders to identify Borrowers in accordance with the USA PATRIOT Act. Agent, Holders and Lenders will also require information regarding each Guarantor, if any, and may require information regarding Borrowers’ and Guarantors’ management and owners, such as legal name, address, social security number and date of birth.

Section 10.15 Acknowledgment of Receipt. Each Borrower and each Guarantor acknowledges receipt of a copy of this Agreement and each other Credit Document.

Section 10.16 Advertisement. Agent, each Lender, each Holder, each Guarantor and each Borrower hereby authorize Agent and Borrower Agent to publish the name of Agent, such Holder, such Lender, such Guarantor and such Borrower, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the title and role of each party to this Agreement and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Agent or Borrower Agent (with the approval of Agent) elects to submit for publication (“Press Release”). With respect to any of the foregoing, Agent and Borrower Agent shall provide each other with an opportunity to review and confer with Agent or Borrower Agent, as applicable, regarding the contents of any Press Release prior to its submission for publication.

Section 10.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such

Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.17), the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrowers shall jointly and severally indemnify Agent, each Lender and each Holder, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.17) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or Holder (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or Holder, shall be conclusive absent manifest error.

(c) As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 10.17, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(d) Each Lender, Holder and Participant shall deliver to Borrower Agent and to Agent, prior to the date on which such Lender, Holder, or Participant becomes a party to any Credit Document, and thereafter whenever any previously provided documentation expires, becomes invalid, or becomes inaccurate, or whenever reasonably requested by Borrower Agent or Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding or as prescribed by applicable laws and such other reasonably requested information as will permit Borrower Agent or Agent, as the case may be, (A) to determine whether or not any payments made hereunder or under any other Credit Document are subject to any Taxes or withholding, (B) to determine, if applicable, the required rate of withholding or deduction and (C) otherwise required by Borrower Agent or Agent to comply with its obligations with respect to laws pertaining to Taxes (including without limitation FATCA). Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.17(d)(i), (ii) and (iii) below) shall not be required if in reasonable judgment of such Lender, Holder or Participant, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Person. Without limiting the generality of the foregoing:

(i) Any Lender, Holder or Participant shall deliver to Agent, to the extent legally entitled to do so, in such number of copies as shall be requested by Agent and Borrower Agent, before becoming a party to any Credit Document (and from time to time thereafter upon reasonable request by either Agent or Borrower Agent) whichever of the following is applicable:

(a) if such Lender or Holder or such Participant is entitled to claim an exemption from United States withholding Tax pursuant to the portfolio interest exception under Section 881(c) of the Code, (A) a statement of such Lender or Holder or such Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the Code, (II) a ten percent (10%) shareholder of any Borrower (within the meaning of Section 881(c)(3)(B) of the Code), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);

(b) if such Lender or Holder or such Participant is entitled to claim an exemption from, or a reduction of, withholding Tax under a United States Tax treaty, a properly completed and executed copies of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and with respect to any other applicable payments under any Credit Document, properly completed and executed copies of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(c) properly completed and executed copies of IRS Form W-8ECI;

(d) if such Lender or Holder or such Participant is not the beneficial owner, properly completed and executed copies of IRS Form W-8IMY, accompanied by , properly completed and executed copies of IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(e) entitled to claim that interest paid under this Agreement is exempt from United States withholding Tax because such Lender or Holder or such Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(f) a properly completed and executed IRS Form W-9 certifying that such person is not subject to U.S. federal backup withholding Tax.

(ii) If a Lender, Holder or a Participant claims an exemption from withholding Tax in a jurisdiction other than the United States, such Lender or Holder or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Borrower Agent and Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding Tax before becoming a party to any Credit Document, but only if such Lender or Holder or such Participant is legally able to deliver such forms; provided, however, that nothing in this Section 10.17(d)(ii) shall require a Lender, Holder or Participant to disclose any information that it deems to be confidential (including without limitation, its Tax Returns), unless otherwise required by applicable law.

(iii) Each Lender and each Holder and each Participant shall provide, to the extent legally entitled to do so, new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent and Borrower Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Holder or a Participant claims exemption from, or reduction of, withholding Tax and such Lender or Holder or such Participant sells, assigns, grants a participation in, or otherwise transfers all or part of its interest in the Obligations owed to such Lender or Holder or such Participant, such Lender or Holder or such Participant agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of such interest in the Obligations owed to such Lender or Holder or such Participant. To the extent of such percentage amount, Agent will treat such Lender’s or Holder’s or such Participant’s documentation provided pursuant to Section 10.17(d) as no longer valid. With respect to such percentage amount, such Participant or assignee may provide new documentation, pursuant to Section 10.17(d), if applicable.

(f) If a Lender or Holder or a Participant is entitled to a reduction in the applicable withholding Tax, the applicable withholding agent may withhold from any interest payment to such Lender or Holder or such Participant an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by Section 10.17(d) are not delivered to the applicable withholding agent, then the applicable withholding agent may withhold from any interest payment to such Lender or Holder or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.

(g) If a payment made to a Lender, Holder or Participant under this Agreement or any other Credit Document would be subject to Tax imposed under FATCA if such Lender, Holder or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Holder or Participant shall deliver to Borrower Agent and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower Agent or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Agent or Agent as may be necessary for Borrower Agent or Agent to comply with their obligations under FATCA, to determine that such Lender, Holder or Participant has complied with such Lender’s, Holder’s or Participant’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment under FATCA, if any. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Internal Revenue Service or any other governmental authority of the United States or other jurisdiction asserts a claim that Agent or Borrowers did not properly withhold Tax from amounts paid to or for the account of any Lender or Holder or any Participant due to a failure on the part of such Lender or Holder or such Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender, Holder or Participant failed to notify Agent or Borrower Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender, Holder or Participant shall indemnify and hold Agent and Borrowers harmless for all amounts paid, directly or indirectly, by Agent, as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 10.17, together with all costs and expenses (including attorneys’ fees and expenses).

(i) If Agent or a Lender, Holder or Participant determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts hereunder, it shall pay to Borrowers an amount equal to such refund, net of all reasonable out-of-pocket expenses (including any Taxes) of Agent or such Lender or Holder, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of such Agent or such Lender, Holder or Participant, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, but net of all reasonable out-of-pocket expenses, including Taxes) to such Agent or such Lender, Holder or Participant in the event such Agent or such Lender, Holder or Participant is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will Agent or any Lender, Holder or Participant be required to pay any amount to a Borrower pursuant to this paragraph (i) the payment of which would place Agent or such Lender, Holder or Participant in a less favorable net after-Tax position than Agent or such Lender, Holder or Participant would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Agent or any Lender or Holder to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to any Borrower or any other Person.

(j) If any Lender or Holder requests compensation under Section 10.17 or 2.10, or any Borrower is required to pay any additional amount to any Lender or Holder or any Governmental Authority for the account of any Lender or Holder pursuant to Section 10.17, then such Lender or Holder shall use reasonable efforts to designate a different lending office for booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender or Holder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or Section 10.17, as the case may be, in the future and (ii) would not subject such Lender or Holder to any unreimbursed cost or expense. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or Holder in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender or Holder to Borrowers shall be conclusive absent manifest error.

(k) Each party’s obligations under this Section 10.17 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 10.18 Release. Upon any sale or other transfer or disposal by any Borrower or Guarantor of any Collateral that is permitted pursuant to Section 7.6 or 10.5 to a Person that is not a Borrower or Guarantor, the security interest in such Collateral shall be automatically released from the Liens created hereby, all without delivery of any instrument or performance of any act by any party. In connection with any termination or release pursuant to this Section 10.18, Agent shall promptly execute and deliver to Borrower, at Borrower’s expense, all releases or other documents that Borrower Agent shall reasonably request to evidence such termination or release and assign, transfer and deliver to Borrower Agent such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of Agent or the other Lenders and has not theretofore been released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 10.18 shall be without recourse to or warranty by Agent.

ARTICLE 11

AGENT

Section 11.1 Appointment of Agent.

(a) Each Lender and each Holder hereby designates Victory Park Management, LLC as Agent to act as herein specified. Each Lender and each Holder hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note or participation, shall be deemed irrevocably to authorize Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other Credit Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Agent shall hold all Collateral and all payments of principal, interest, fees (other than any fees payable solely for the account of Agent), charges and expenses received pursuant to this Agreement or any other Credit Document for the ratable benefit of Lenders and Holder except as otherwise provided herein. Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Article 11 are solely for the benefit of Agent and Lenders, Holder and Borrowers shall not have any rights as a third party beneficiary of any of the provisions hereof (except for the applicable provision of Section 11.9(a)). In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and Holders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or Guarantors.

Section 11.2 Nature of Duties of Agent. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 11.3 Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender and Holder, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrowers and Guarantors in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrowers, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Holder with any credit or other information with respect thereto, whether coming into its possession before the making of Advances or at any time or times thereafter. In addition to the foregoing, Agent agrees to provide summary reports to Lenders and Holders in connection with inspections and audits performed under Section 6.3 for informational purposes only and Agent shall not be responsible for the accuracy of any information contained therein.

(b) Agent shall not be responsible to any Holder or any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, the Notes, the Credit Documents or the financial or other condition of Borrowers or Guarantors. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of Borrowers or Guarantors, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender or any Holder.

Section 11.4 Certain Rights of Agent. Without limiting Agent’s rights and discretion under any provision hereof, Agent shall have the right to request instructions from each of Lenders and Holders. If Agent shall request instructions from each of the Lenders and Holders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from each of Lenders and Holders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender or Holder shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of each of the Lenders and Holders.

Section 11.5 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, facsimile, telex teletype or telecopier message, e-mail or other electronic transmission, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrowers and Guarantors with respect to matters concerning Borrowers and Guarantors), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.6 Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrowers or Guarantors, each Lender and each Holder will reimburse and indemnify Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, provided that no Lender or Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct.

Section 11.7 Agent in its Individual Capacity. With respect to its obligation to lend under this Agreement, the Advances made by it and the Notes issued to it and all of its rights and obligations as a Lender or Holder hereunder and under other Credit Documents, Agent shall have the same rights and powers hereunder as any other Lender or Holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers, Guarantors, any Affiliate of a Guarantor or any Affiliate of a Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers or Guarantors for services in connection with this Agreement and otherwise without having to account for the same with Lenders or Holders.

Section 11.8 Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 11.9 Successor Agent.

(a) Agent may, upon five (5) Business Days’ notice to Lenders, Holders and Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 11.9(a)) by giving written notice thereof to Lenders, Holders and Borrowers. Upon any such resignation, Lenders and Holders shall have the right, upon five (5) days’ notice, to appoint a successor Agent with the consent of Borrower Agent, such consent to be required only if (i) no Default or Event of Default is outstanding or (ii) the successor Agent is not an Affiliate of the retiring Agent, a Holder or a Lender. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders and Holders, appoint a successor Agent, which shall be a bank or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust or other financial institution; provided, however, that Lenders and

Holders may, upon five (5) days’ notice, replace any such successor Agent appointed by a retiring Agent.

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In the event Agent or its assets are taken over by any state or federal agency having jurisdiction over Agent or its assets, a majority of the Lenders and Holders other than Agent may appoint a successor to Agent.

Section 11.10 Collateral Matters.

(a) Each Lender and each Holder authorizes and directs Agent to accept the other Credit Documents for the benefit of Lenders and Holders. Agent is hereby authorized, on behalf of all Lenders and Holders, without the necessity of any notice to or further consent from any Lender or any Holder, from time to time prior to an Event of Default, to take any action, in its sole discretion, with respect to any Collateral or Credit Document which may be necessary or appropriate to perfect and maintain perfected or enforce the Liens upon the Collateral granted pursuant to this Agreement.

(b) Lenders and Holders hereby authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Commitments and payment in immediately available funds and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting Property being sold or disposed of upon receipt of the proceeds of such sale by Agent if the sale or disposition is permitted under this Agreement or any other Credit Document or is made by Agent in the enforcement of its rights hereunder following the occurrence of an Event of Default or (iii) if approved, authorized or ratified in writing by all Lenders and Holders to the extent such release is required to be approved by all Lenders and Holders; provided, however, that Agent may, in its discretion, upon request by Borrowers, release Agent’s Liens on Collateral value in the aggregate not in excess of One Million Dollars ($1,000,000) during any one year period without the prior written approval or authorization of any of the other Lenders. Upon request by Agent at any time, Lenders and Holders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10(b).

(c) Agent shall have no obligation whatsoever to Lenders, Holders or to any other Person to assure that the Collateral exists or is in the possession of a custodian pursuant to the Custodian Agreement or is owned by Borrowers or is cared for, protected or insured or that the Liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 11.10 or in any of the Credit Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders or Holders and that Agent shall have no duty or liability whatsoever to Lenders and Holders, except for its gross negligence or willful misconduct.

Section 11.11 Delivery of Information. Agent shall not be required to deliver to any Lender or any Holder originals or copies of any documents, instruments, agreements, notices, communications or other information received by Agent from Borrowers or Guarantors, any Lender, any Holder or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as requested from time to time in writing by any Lender or any Holder with respect to documents, instruments, notices or other written communications from Borrowers received by and in the possession of Agent.

Section 11.12 Defaults. Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on a Loan to the extent the same is required to be paid to Agent for the account of Lenders or Holders) unless Agent has actual knowledge thereof or has received notice from a Lender, a Holder or the Borrower Agent specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Agent has such knowledge of or receives such a notice of the occurrence of a Default or Event of Default, Agent shall give prompt notice thereof to Lenders and Holders. Agent shall (subject to Article 9) take such action with respect to such Default or Event of Default or refrain from taking such action, with respect to such Default or Event of Default as Agent shall deem advisable in the best interest of Lenders and Holders and shall, without limiting Agent’s rights or discretion under this Agreement, use reasonable efforts under the circumstances to consult with Lenders and Holders before taking any material enforcement action; and provided further that Agent shall not be required to take any such action which it determines to be contrary to law.

[SIGNATURES ON FOLLOWING PAGE(S)]

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

Dated the date and year first set forth above

BORROWER AGENT
AND BORROWER:	CURO RECEIVABLES FINANCE I, LLC

	By:	/s/ Donald F. Gayhardt Jr.
	Name:	Donald F. Gayhardt Jr.
	Title:	President & Chief Executive Officer

AGENT:	VICTORY PARK MANAGEMENT, LLC

	By:	/s/ Scott R. Zemnick
	Name:	Scott R. Zemnick
	Title:	Authorized Signatory

Loan Agreement

LENDERS:	VPC Specialty Finance Fund I, L.P.

	By:	/s/ Scott R. Zemnick
	Name:	Scott R. Zemnick
	Title:	Authorized Signatory

VPC Investor Fund B, L.P.

	By:	/s/ Scott R. Zemnick
	Name:	Scott R. Zemnick
	Title:	Authorized Signatory

Loan Agreement

SCHEDULE I

Commitments

Lender	Revolving Loan Commitment Percentage	Term Loan Commitment Percentage
VPC Specialty Finance Fund I, L.P.	[****]	[****]

c/o Victory Park Management, LLC
227 W. Monroe Street, Suite 3900
Chicago, Illinois 60606
Telephone:	(312) 705-2786
Facsimile:	(312) 701-0794
Attention:	Scott R. Zemnick, General Counsel
E-mail:	szemnick@vpcadvisors.com

with a copy (for informational purposes only) to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Telephone:	(312) 902-5297 and (312) 902-5495
Facsimile:	(312) 577-8964 and (312) 577-8854
Attention:	Mark R. Grossmann, Esq. and Scott E.
Lyons, Esq.
E-mail: mg@kattenlaw.com and scott.lyons@kattenlaw.com

[****] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Loan Agreement

VPC Investor Fund B, L.P.	[	****]	[	****]

c/o Victory Park Management, LLC
227 W. Monroe Street, Suite 3900
Chicago, Illinois 60606
Telephone:	(312) 705-2786
Facsimile:	(312) 701-0794
Attention:	Scott R. Zemnick, General Counsel
E-mail:	szemnick@vpcadvisors.com

with a copy (for informational purposes only) to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Telephone:	(312) 902-5297 and (312) 902-5495
Facsimile:	(312) 577-8964 and (312) 577-8854
Attention:	Mark R. Grossmann, Esq. and Scott E.
Lyons, Esq.
E-mail: mg@kattenlaw.com and scott.lyons@kattenlaw.com

[****] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Loan Agreement

SCHEDULE II

Permitted Indebtedness

None.

Loan Agreement

SCHEDULE III

Permitted Liens

None.

Loan Agreement

Schedule 4.2:

Organization and Good Standing

Entity	Jurisdiction of Organization and Organizational ID
CURO Receivables Finance I, LLC	Delaware
Org ID # 6171635
CURO Receivables Holdings I, LLC	Delaware
Org ID # 6171631

Loan Agreement

Schedule 4.7

Litigation

1. Harrison, et al v. Principal Investments, Inc. et al, 2011 WL 5296581 (Nev.Dist.Ct.) (September 28, 2011) – proposed class action filed in the Superior Court in Las Vegas, Clark County, in September 2009, related to an alleged failure by an Originator, through a third party vendor, to properly serve consumers who had defaulted on their Loan obligations to such Originator. This action could potentially exceed $250,000 in liability for which no indemnification or insurance is available.

Loan Agreement

Schedule 4.12

Investments

None.

Loan Agreement

Schedule 4.16

Business Locations

Entity	Business Location
CURO Receivables Finance I, LLC	3527 N. Ridge Road, Wichita, KS 67205
CURO Receivables Holdings I, LLC	3527 N. Ridge Road, Wichita, KS 67205

Loan Agreement

Schedule 4.17

Equity Interests

Entity	Equity Ownership
CURO Receivables Finance I, LLC	CURO Receivables Holdings I, LLC
(100%)

CURO Receivables Holdings I, LLC	Curo Intermediate Holdings Corp.
(100% Class A Units)

A Speedy Cash Car Title Loans, LLC
Advance Group, Inc.
Cash Colorado, LLC
Concord Finance, Inc.
FMMR Investments, Inc.
Galt Ventures, LLC
Principal Investments, Inc.
SCIL, Inc.
Speedy Cash
Speedy Cash Illinois, Inc.
Todd Car Title, Inc.

(together, 100% Class B Units)

Loan Agreement

Schedule 4.23

Deposit Accounts

Name of Account	Address	Contact Person	Telephone Number	Name Held	Purpose of Acct	Account Number
CURO Receivables Finance I, LLC	801 E. Douglas, Suite 101, Wichita, KS 67202	Monica Towns	(316) 425-2121	Wells Fargo	SPV Settlement Account	[****]

CURO Receivables Holdings I, LLC	801 E. Douglas, Suite 101, Wichita, KS 67202	Monica Towns	(316) 425-2121	Wells Fargo	SPV Settlement Account	[****]

[****] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Loan Agreement

Exhibit A

Form of Annual Compliance Certificate

In connection with that certain Loan Agreement dated as of November 17, 2016 by and among CURO RECEIVABLES FINANCE I, LLC (“Borrower”), the other Borrowers party thereto from time to time, VICTORY PARK MANAGEMENT, LLC, as agent for Lenders and Holders (“Agent”), and the financial institutions from time to time party thereto as Lenders and the other agreements and documents executed and delivered by Borrower to Agent in connection therewith, as the same may have been amended from time to time (collectively, the “Loan Agreement”), the undersigned hereby certifies, represents and warrants to the Agent, the truth, accuracy and completeness of the following statements as of the date set opposite the signatures below:

Borrower remains in compliance with all financial covenants and other covenants contained in the Loan Agreement as of the date hereof; all representations and warranties contained in the Loan Agreement are and remain true, accurate and complete in all material respects as of the date hereof; and no event has occurred as of the date hereof that constitutes, or, with the passage of time or the giving of notice, or both, would constitute, a Default or an Event of Default under the Loan Agreement.

Other than Non-Material Violations (as defined below), Borrower is in compliance with, and has appropriate internal control processes, policies and procedures in place to remain in compliance with, all federal, state and local laws, rules and regulations (“Laws and Regulations”) applicable to (i) the transactions contemplated in the Loan Agreement and (ii) the extension of consumer credit, and the creation of a security interest in personal property or a mortgage in real property in connection therewith, as the case may be, and laws with respect to protection of consumers’ interests in connection with such transactions, including without limitation, any usury laws, any privacy laws, the Electronic Signatures in Global and National Commerce Act, the Federal Consumer Credit Protection Act, the Federal Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Federal Trade Commission’s Rules and Regulations and Regulations B, E and Z of the Consumer Financial Protection Bureau, as any of the foregoing may be amended from time to time. The term “Non-Material Violations” as used above means violations of Laws and Regulations by Borrower that would not, either presently or with the passage of time, and either individually or in the aggregate, (i) have a material adverse effect on Borrower’s financial condition or business taken as a whole, (ii) adversely affect the condition or value of the Collateral (as defined in the Loan Agreement) or the enforceability of material contracts and Receivables (as defined in the Loan Agreement), (iii) a Material Adverse Change or (iv) a Regulatory Trigger Event.

The undersigned is the [President or Chief Executive Officer] of Borrower, and, as such, the undersigned has the full power and authority to execute and deliver this Certificate to Agent. The undersigned does hereby personally verify that the statements made herein are true, correct and complete in every respect, and the undersigned understands that the failure of any statement made herein to be true, correct or complete will constitute an Event of Default (however the same may be designated) under the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date written below.

Date:

By:
Name:
Title:

Exhibit B

Form of Monthly Statement

(See attached)

MONTHLY STATEMENT

CURO Receivables Finance I, LLC

Commitment Amount:	$			[	]
Reporting Period Ending:		[	]

Part I: Availability Calculation

3	Total
1a. Gross Prin Receivables Ending Balance:	[	]
Accrued and Payable Interest	[	]
1b. Gross Receivables Ending Balance:	[	]

2. Less Additional Items:
a) Unearned Fees	[	]
b) Other	—

TOTAL ADDITIONAL ITEMS	[	]

3. Total Receivables, Net of Additional Items	[	]

4. Less Ineligibles (from Part II):
a) Ineligible Receivables	[	]
b) Concentration Ineligibles	[	]

TOTAL INELIGIBLES	[	]

5. Total Eligible Receivables	[	]

6. Advance Rate, including any CPI adjustment:	[	]%

7. Total Advance Availability	[	]
7b. Minimum Availability Reserve	[	]
7c. Regulatory Reserve	[	]

8. Total Cash Availability	[	]
8b. Max Commitment	[	]
9. Estimated Funding on Closing	[	]

10. Additional Cash Available at End of Period	[	]

AVAILABILITY STATEMENT (cont.)

Appendix A

A. Ineligible Receivables

Ineligibles
1. Accounts 30 or more days delinquent or charged-off.
2. Accounts to employees, dealers, affiliates (other than their employees) or shareholders other than on an arm’s length basis.
3. Accounts with respect to which customer is not a natural person domiciled in the United States.
4. Accounts not denominated in U.S. Dollars.
5. Accounts involved in litigation or subject to legal proceedings.
6. Accounts with a balloon payment and/or non-amortizing accounts.
7. Accounts with original terms in excess of 48 months.
8. Accounts acquired that are not in compliance with Borrower’s or Guarantor’s Credit Policy.
9. Accounts that violate applicable consumer protection or usury laws.
10. Accounts where customer has missed the first payment date.
11. Accounts with respect to which any obligations of the obligor or any affiliates remains outstanding.
12. Accounts that are subject to assignment or confidentiality restrictions.	—
13. Loans made to residents in states where Company was not licensed as required by applicable state law when such loan was made.	—
14. Accounts that are single-pay accounts.
15. Accounts that are “open-ended” or are able to roll.
16. Unsecured Accounts with a principal amount greater than $25,000.
17. Accounts that have been modified
18. Accounts where the Borrower acts or acted as a “credit services organization” or “credit access business”
19. Accounts originated in ineligible states
Exclusion List	—

TOTAL INELIGIBLE RECEIVABLES

Appendix B

B. Excess Concentration Amounts

	Current	Maximum	Overage	%Utilized
1. Accounts where the original term is greater than 9 months in excess of 75% of all eligible accounts.
2. Title accounts in excess of 55% of all eligible accounts.
3. Second-Lien title Accounts in excess of 35% of all eligible accounts.
4. Title Accounts with the lowest interest rate until the weighted average rate of all eligible title accounts is at or above 95%.
5. Accounts constituting unsecured accounts with the lowest interest rate until the weighted average interest rate is at or above 200%.
6. Accounts with the lowest FICO score until the weighted average FICO score is at or above 575.
7. Accounts with the longest original term until the weighted average original term is at or below 30 months.
8. Accounts with the highest original principal balance until the average original balance is at or below $800.
9. Accounts where the applicable obligors have monthly income less than $2,000 in excess of 30% of the principal receivables balance.
10. Aggregate online accounts in excess of 30% of the principal balance of all eligible accounts.
11. Aggregate accounts originated in California in excess of 60% of the principal balance of all eligible accounts.

TOTAL CONCENTRATION INELIGIBLES

Exhibit C

Form of Request for Advance

To:	Victory Park Management, LLC
227 W. Monroe Street, Suite 3900
Chicago, Illinois 60606
Attn: Scott Zemnick

Re: Loan Agreement (as amended from time to time, “Loan Agreement”), dated as of November 17, 2016 by and among CURO Receivables Finance I, LLC (“Borrower”), the other Borrowers party thereto from time to time, Victory Park Management, LLC, as agent for Lenders and Holders (“Agent”), and the financial institutions from time to time party thereto as Lenders (“Lenders”).

Date of Request: [            ], 2016

This Advance Request is delivered pursuant to the Loan Agreement. All terms defined in the Loan Agreement shall have the same meaning herein, except as expressly defined in this Request for Advance [or as set forth in the Monthly Statement].

I.	Borrowing Base from line [ ] of the most recent Monthly Statement provided to Agent	$	[ ]

II.	Outstanding amount of the Loan from line [ ] of the most recent Monthly Statement	$ $	[ ] [ ]

III.	A. All Revolving Loan principal repayments since most recent Monthly Statement	$	[ ]
	B. All Term Loan principal repayments since most recent Monthly Statement	$	[ ]

IV.	A. All Revolving Loan Advances since most recent Monthly Statement	$	[ ]
	B. All Term Loan Advances since most recent Monthly Statement	$	[ ]

V.	A. Request for Revolving Loan Advance	$	[ ]
	B. Request for Term Loan Advance	$	[ ]

VI.	Outstanding amount of the Loan after Request for Advances	$	[ ]

VII.	Receiving account number for wire transaction		[ ]

The undersigned is the [            ] of Borrower and hereby certifies, not individually but solely in [his/her] capacity as [            ] of Borrower that:

a)	Upon making the Advance, the principal balance of the outstanding Advances made by Agent shall be equal to or less than the lesser of (i) the Maximum Principal Amount or (ii) the Borrowing Base;
b)	Upon making the Revolving Loan Advance, the principal balance of the outstanding Revolving Loan Advances made by Agent shall be equal to or less than the Revolving Loan Maximum Principal Amount and the Term Loan Advance is equal to the Term Loan Maximum Principal Amount;
c)	Upon making the Term Loan Advance, the principal balance of the outstanding Term Loan Advances made by Agent shall be equal to or less than the Term Loan Maximum Principal Amount;
d)	The representations and warranties made in the Loan Agreement are true and correct in all material respects (without duplication of any materiality qualifiers) as of the date of this Request for Advance;
e)	No Event of Default or Default has occurred and is continuing or would be caused by the Advance requested;
f)	Borrower is in compliance with Sections 2.1 and 2.7 of the Loan Agreement both immediately prior to and after the Advance requested;
g)	There has been no material adverse change in the financial condition, operations or business of Borrower since the date of the financial statements most recently delivered to Agent pursuant to Section 6.2 of the Loan Agreement.

[Remainder of Page Intentionally Left Blank]

Signature of officer authorized by Borrower to request Advance:

By:
Name:
Title:

Signature Page to Request for Advance

Exhibit D

Credit Policy

(Provided Separately in Electronic Format)

Exhibit E

Form of Borrowing Base Certificate

(See attached)

BORROWING BASE CERTIFICATE

CURO Receivables Finance I, LLC

Commitment Amount:	$			[	]
Reporting Period Ending:		[	]

Part I: Availability Calculation

3	Total
1a. Gross Prin Receivables Ending Balance:	[	]
Accrued and Payable Interest	[	]
1b. Gross Receivables Ending Balance:	[	]

2. Less Additional Items:
a) Unearned Fees	[	]
b) Other	—

TOTAL ADDITIONAL ITEMS	[	]

3. Total Receivables, Net of Additional Items	[	]

4. Less Ineligibles (from Part II):
a) Ineligible Receivables	[	]
b) Concentration Ineligibles	[	]

TOTAL INELIGIBLES	[	]

5. Total Eligible Receivables	[	]

6. Advance Rate, including any CPI adjustment:	[	]%

7. Total Advance Availability	[	]

7b. Minimum Availability Reserve	[	]
7c. Regulatory Reserve	[	]

8. Total Cash Availability	[	]
8b. Max Commitment	[	]
9. Estimated Funding on Closing	[	]

10. Additional Cash Available at End of Period	[	]

Exhibit F

Form of Funds Release Request

Reference is made to the Loan Agreement, dated as of November 17, 2016 (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Loan Agreement”), among CURO Receivables Finance I, LLC (the “Borrower”), the other Borrowers party thereto from time to time, Victory Park Management, LLC, as agent for Lenders and Holders (the “Agent”), and the financial institutions from time to time party thereto as Lenders (collectively, the “Lenders”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

Pursuant to Section 6.22 of the Loan Agreement, the Borrower desires that the Agent release funds in the Collection Account to the Borrower to purchase additional Eligible Receivables in accordance with the applicable terms and conditions of the Loan Agreement on [mm/dd/yy] (the “Release Date”):

1. Amount Requested:	$	[___,___,___	]

The Borrower hereby certifies that:

(i) as of the date hereof and with regards to the Facility:

1. Facility Availability:	$	[___,___,___	]

(ii) as of the Release Date, Borrower has satisfied each of the conditions specified in Sections 2.1 and 2.7 of the Loan Agreement;

(iii) as of the Release Date, the representations and warranties, including financial covenants set forth in Section 6.4 of the Loan Agreement, made by Borrower under the Loan Agreement is accurate in all material respects (without duplication of any materiality qualifiers contained therein);

(iv) as of the Release Date, after giving effect to the requested release of funds from the Collection Account on the Release Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default;

(v) as of the Release Date, the requested amount is in increments of One Million Dollars ($1,000,000);

(vi) as of the Release Date, after giving effect to the requested release of funds from the Collection Account on the Release Date, the aggregate outstanding principal amount of the Loans would not exceed the Commitments including the Revolving Loan Commitments and the Term Loan Commitments;

(vii) after giving effect to the requested release of funds from the Collection Account and the purchase by the Borrower of additional Eligible Receivables on such Release Date, no Borrowing Base Deficiency shall exist;

(viii) as of the Release Date, a Regulatory Trigger Event with regards to any Credit Party shall not have occurred;

(ix) as of the Release Date, Borrower and Guarantors shall have paid or reimbursed the Agent and the Lenders for all costs and expenses required to be paid or reimbursed by them on or prior to the Release Date, subject to the limitations set forth in Section 10.7 of the Loan Agreement;

(x) as of the Release Date, the Control Agreements shall be executed, delivered and in full force and effect; and

(xi) as of the Release Date, the Reinvestment Criteria shall be satisfied.

Date: [mm/dd/yy]	CURO Receivables Finance I, LLC

By:
Name:
Title: